UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 240.14a-12

Agile Software Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of Agile Software Corporation
(2)	Aggregate number of securities to which transaction applies: 59,290,240 shares of Agile Common Stock (representing the number of shares of Agile Common Stock Outstanding on May 11, 2007) and 7,135,140 options to purchase shares of Agile common stock with an exercise price of less than $8.10
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (A) 59,290,240 shares of Agile common stock multiplied by $8.10 per share, and (B) options to purchase 7,135,140 shares of Agile common stock with exercise prices less than $8.10, multiplied by $2.27 per share (which is the difference between $8.10 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the filing fee was determined by multiplying $0.0000307 by the sum of the preceding sentence.
(4)	Proposed maximum aggregate value of transaction: $496,447,712
(5)	Total fee paid: $15,241
☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Agile Software Corporation stockholder:

The board of directors of Agile Software Corporation has approved a merger of a wholly owned subsidiary of Oracle Corporation with Agile, after which Agile will become a wholly owned subsidiary of Oracle.

If the merger is completed, holders of Agile common stock will receive $8.10 in cash, without interest, for each share of Agile common stock they own (except for shares held by stockholders who have perfected their dissenter’s rights of appraisal under Delaware law).

Stockholders of Agile will be asked, at a special meeting of Agile’s stockholders, to adopt the merger agreement. The board of directors of Agile has unanimously approved the merger agreement and deems it advisable and in the best interests of Agile’s stockholders to consummate the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement. The Board of Directors of Agile recommends that Agile’s stockholders vote FOR adoption of the merger agreement.

The date, time and place of the special meeting to consider and vote upon a proposal to adopt the merger agreement are as follows:

Thursday, July 12, 2007

10:00 a.m. local time

Agile Software Corporation Headquarters

6373 San Ignacio Avenue

San Jose, CA 95119

The proxy statement attached to this letter provides you with information about the special meeting of Agile’s stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of Agile common stock please take the time to vote by completing, signing and dating the enclosed proxy card and mailing it to the address indicated.

Jay B. Fulcher

Chief Executive Officer

Agile Software Corporation

The proxy statement is dated June 7, 2007, and is first being mailed to stockholders of Agile on or about June 8, 2007.

AGILE SOFTWARE CORPORATION

6373 San Ignacio Avenue

San Jose, CA 95119

(408) 284-4000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 12, 2007

To the stockholders of Agile Software Corporation:

A special meeting of stockholders of Agile Software Corporation, a Delaware corporation, will be held on Thursday, July 12, 2007 at 10:00 a.m., local time, at Agile’s headquarters located at 6373 San Ignacio Avenue, San Jose, California 95119, for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 15, 2007, among Oracle Corporation, a Delaware corporation, Aqua Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Oracle, and Agile Software Corporation; and

2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of Agile has fixed the close of business on June 6, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Agile common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. At the close of business on the record date, Agile had 59,355,970 shares of common stock outstanding and entitled to vote.

You may vote your shares in a number of ways. You may mark your votes on the enclosed proxy card, and date and sign and return the proxy card. If you have shares registered directly with our transfer agent, Computershare Trust Company, N.A, you may choose to vote those shares via the Internet at www.investorvote.com, or you may vote telephonically, within the United States and Canada only, by calling Computershare at 1-800-652-8683. Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Agile common stock is required to adopt the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

By Order of the Board of Directors,

Douglas Clark Neilsson

Secretary

San Jose, California

June 7, 2007

i

ANNEX A	AGREEMENT AND PLAN OF MERGER

ANNEX B	FORM OF VOTING AGREEMENT

ANNEX C	OPINION OF CITIGROUP GLOBAL MARKETS, INC.

ANNEX D	SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW—APPRAISAL RIGHTS

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will I receive in the merger?

A:	As a result of the merger, you will receive $8.10 in cash, without interest, for each share of our common stock you own (except to the extent you properly exercise your appraisal rights under Delaware law). For example, if you own 100 shares of our common stock, you will receive $810 in cash in exchange for your Agile shares. See “The Merger—Merger Consideration.”

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. We urge you to respond by voting your shares through one of the following means: by mail, by completing, signing, dating and mailing each proxy card or voting instruction card you receive and returning it in the envelope provided; via telephone, using the toll-free number listed on each proxy card (if you are a registered stockholder, meaning that you hold your stock in your name) or voting instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee, and your bank, broker or nominee makes telephone voting available); via the Internet, at the address provided on each proxy card (if you are a registered stockholder) or voting instruction card (if your shares are held in “street name” and your bank, broker or nominee makes Internet voting available); or by person (if you are a registered stockholder), by attending the special meeting and submitting your vote in person.

Q:	How does Agile’s board of directors recommend I vote?

A:	At a meeting held on May 15, 2007, our board of directors unanimously approved the merger agreement and deemed it advisable and in the best interests of Agile’s stockholders to consummate the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement. Our board of directors recommends that you vote FOR adoption of the merger agreement. See “The Merger—Reasons For The Merger And Board Of Directors’ Recommendation.”

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card will have the same effect as voting against the merger. See “The Special Meeting—Voting Of Proxies.”

Q:	What if I don’t vote?

A:	If you fail to vote, it will have the same effect as a vote against the merger. If you submit your executed proxy, but fail to indicate how you want to vote on the merger, your proxy will be counted as a vote in favor of the merger. If you submit your proxy and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against the merger.

Q:	How do I vote?

A:	If your shares are registered in your name directly with our transfer agent, you may vote by returning a signed proxy card or voting in person at the meeting. If you have shares registered directly with our transfer agent, Computershare Trust Company, N.A., you may choose to vote those shares via the Internet at www.investorvote.com, or you may vote telephonically, within the United States and Canada only, by calling Computershare at 1-800-652-8683. If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting instruction form provided by your broker or bank or via the Internet or by telephone through your broker or bank, if such a service is provided. See “The Special Meeting—Voting Of Proxies.”

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary at 6373 San Ignacio

Avenue, San Jose, California 95119 stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. See “The Special Meeting—Revocability Of Proxies.”

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger. See “The Special Meeting—Voting Of Proxies.”

Q:	Should I send in my Agile stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $8.10 in cash, without interest, for each share of our common stock.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the expiration or termination of applicable regulatory waiting periods and receipt of specified antitrust approvals. We currently anticipate that the merger will close in July 2007.

Q:	Am I entitled to appraisal rights?

A:	Yes. Holders of our common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “The Merger—Appraisal Rights.”

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact Agile Investor Relations or Georgeson Inc., Agile’s proxy solicitor, at:

Agile Software Corporation

Attn: Investor Relations

6373 San Ignacio Avenue

San Jose, CA 95119

Telephone: (408) 284-4000

Georgeson Inc.

17 State Street - 10th Floor

New York, NY 10004

Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free: (888) 605-7540

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See “Where You Can Find More Information.” The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

Forward-Looking Information

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology, such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should,” and similar expressions. Those statements include, among other things, the risk that the merger may not be consummated in a timely manner, if at all, risks regarding employee retention and other risks detailed in our and Oracle’s current filings with the Securities and Exchange Commission, including our most recent filings on Form 10-K or Form 10-Q and Oracle’s most recent filings on Form 10-K or Form 10-Q, which discuss these and other important risk factors concerning their respective operations. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that, although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

The Companies

Agile Software Corporation

6373 San Ignacio Avenue

San Jose, California 95119

Telephone: (408) 284-4000

Incorporated under the laws of Delaware in 1999, we develop and sell an integrated suite of product lifecycle management software products and offer related business consulting and implementation services. Our solutions enable our customers to accelerate their time-to-market, reduce costs, improve product quality, manage regulatory compliance and drive innovation throughout the product lifecycle and across the product network. See “The Companies—Agile.”

Oracle Corporation

500 Oracle Parkway

Redwood Shores, CA 94065

Telephone: (650) 506-7000

Oracle, a Delaware corporation, is the world’s largest enterprise software company. Oracle develops, manufactures, markets, distributes and services database and middleware software, as well as applications software designed to help its customers get better results from their most valuable asset—information. Oracle offers customers scalable, reliable, secure, standards-based, and integrated database, middleware and applications software that provides transactional efficiencies, adapts to an organization’s unique industry-specific needs and allows better ways to access and manage information at a low total cost of ownership. See “The Companies—Oracle.”

Aqua Acquisition Corporation

500 Oracle Parkway

Redwood Shores, CA 94065

Telephone: (650) 506-7000

Aqua Acquisition Corporation is a Delaware corporation and a wholly owned subsidiary of Oracle. Aqua Acquisition was organized solely for the purpose of entering into the merger agreement with Agile and completing the merger and has not conducted any business operations. See “The Companies—Aqua Acquisition Corporation.”

Merger Consideration

If the merger is completed, you will receive $8.10 in cash, without interest, in exchange for each share of our common stock that you own.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as an Agile stockholder and will not have any rights as an Oracle stockholder. Our stockholders will receive the merger consideration after exchanging their Agile stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders shortly after completion of the merger.

See “The Merger—Merger Consideration.”

Treatment Of Awards Outstanding Under Agile’s Stock Plans

Except as described below, stock options to purchase our common stock that are outstanding immediately prior to the effective time of the merger will each be converted into an option to acquire, on the same terms and conditions applicable to such Agile stock options prior to the merger, a number of shares of Oracle common stock (rounded down to the nearest whole share) equal to:

•	the number of shares of our common stock subject to the option multiplied by

•

a fraction (referred to as the “option exchange ratio”), the numerator of which is $8.10 and the denominator of which is the average closing price of Oracle common stock on the Nasdaq Global Market on the five trading days immediately prior to the effective date of the merger.

The exercise price for converted options will be equal to the per share exercise price for the shares of our common stock purchasable pursuant to the option divided by the option exchange ratio (rounded up to the nearest whole cent).

Oracle may elect not to assume options held by persons who are not employees of ours immediately prior to the effective time or who Oracle reasonably determines in its sole discretion will not be providing services to us, Oracle or our respective subsidiaries after the effective time. The options that are not assumed by Oracle will become fully vested at the effective time of the merger and exchanged into the right to receive an amount in cash (without interest and less applicable withholding) equal to the positive difference (if any) between $8.10 and the per-share exercise price of the option.

Restricted Shares.    If you hold shares of our common stock that are subject to a right of repurchase by us, subject to forfeiture back to us and/or subject to transfer or lock-up restrictions (referred to as “restricted shares”), at the effective time your restricted shares will be converted into a right to receive (without interest and less applicable withholding) $8.10 in cash per share from Oracle on a deferred basis if and when the conditions to vesting of the shares are satisfied or the restrictions imposed on the shares lapse. If the vesting conditions applicable to restricted shares are not satisfied, or if the restrictions imposed on the shares do not lapse, then you will generally forfeit the cash merger consideration payable with respect to those shares.

See “The Merger—Effect On Awards Outstanding Under Agile’s Stock Plans.”

Market Price And Dividend Data

Our common stock is listed on The Nasdaq Global Market under the symbol “AGIL”. On May 15, 2007, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $7.08. On June 6, 2007, the last full trading day prior to the date of this proxy statement, our common stock closed at $8.02. See “Market Price And Dividend Data.”

Material United States Federal Income Tax Consequences Of The Merger

The receipt of cash in exchange for shares of our common stock will be a taxable transaction for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences Of The Merger.” We urge you to consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in the merger.

Reasons For The Merger

Our board of directors approved the merger based on a number of positive factors, including the following:

•	the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

•

the fact that the $8.10 per share to be paid as the consideration in the merger represents a premium of approximately 21.7% over the 90-day average trading price of our common stock of $6.65 per share of our common stock, a premium of approximately 14.4% over the 30 day average trading price of our common stock of $7.08 per share of our common stock, and a premium of approximately 11.6% over the $7.26 closing sale price for the shares of our common stock on The Nasdaq Global Market on May 14, 2007, the last trading day prior to the date our board of directors approved the merger agreement;

•	the multiple of our revenue represented by the $8.10 per share purchase price relative to multiples of revenue represented by the consideration paid in comparable precedent transactions;

•	our business and financial prospects, if we were to remain an independent company;

•

the financial presentation of Citigroup Global Markets, Inc., our financial advisor, on May 15, 2007, and the oral opinion of Citigroup delivered on May 15, 2007, to our board of directors, subsequently confirmed by delivery of a written opinion dated May 15, 2007, to the effect that, as of the date of the written opinion, and based upon and subject to the considerations and limitations set forth in the written opinion, the $8.10 per share in cash to be received by holders of our common stock pursuant to the merger agreement was fair from a financial point of view to those holders (the full text of the written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Citigroup in connection with the opinion, is attached as Annex C to this proxy statement);

•	the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of Oracle;

•	the form of merger consideration, consisting solely of cash, which provides certainty of value to our stockholders;

•

the process through which Agile, with the assistance of its financial advisors, engaged in or sought to engage in discussions with companies believed to be the most likely candidates to pursue a business combination with or acquisition of Agile;

•

the belief of our board of directors that, after extensive negotiations with Oracle and its representatives, we have obtained the highest price per share that Oracle is willing to pay and the highest price obtainable on the date of signing of the merger agreement;

•

the merger agreement, subject to the limitations and requirements contained in the agreement, allows our board of directors to furnish information to and conduct negotiations with third parties in certain circumstances and, upon payment to Oracle of a termination fee of $16,400,000, to terminate the merger agreement to accept a superior offer;

•

the other terms and conditions of the merger agreement, including among other things the size of the termination fee and the circumstances when that fee may be payable; the limited number and nature of the conditions to Oracle’s obligation to complete the merger, including (but not limited to) the absence of a financing condition and the adequacy of Oracle’s capital resources to pay the merger consideration; and the definition of “material adverse effect” and the exceptions for what constitutes a material adverse effect for purposes of the merger agreement; and

•	the voting agreements with our officers and directors terminate in the event that we terminate the merger agreement which permits those persons to support a transaction involving a superior offer.

In approving the merger, our board of directors also took into account a number of negative factors, including the following:

•

the potential loss of customer or other commercial relationships of Agile as a result of the customer’s or other party’s unwillingness to do business with Oracle, or other potential disruption to customer, vendor or other commercial relationships important to us as a result of the merger;

•

risks and contingencies related to the announcement and pendency of the merger, including the likely impact of the merger on our employees, customers and partners and the expected effect of the merger on our existing relationships with third parties;

•

the possibility that the merger will not be consummated and the potential negative effect of public announcement of the merger on our sales, operating results and stock price and our ability to retain key management and personnel;

•	that our stockholders would not benefit from any future increase in our value;

•	the conditions to Oracle’s obligation to complete the merger and the right of Oracle to terminate the merger agreement under certain circumstances;

•	the possibility that we may be obligated to pay Oracle a termination fee or reimburse Oracle for its expenses if the merger agreement is terminated under certain circumstances;

•	the fact that the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•

the restrictions on our ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that we pay a termination fee in order to accept a superior acquisition proposal, which may discourage a competing proposal to acquire us that may be more advantageous to our stockholders;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•

the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger, and the possibility of other management and employee disruption associated with the merger, including the possible loss of key management, technical or other personnel.

See “The Merger—Reasons For The Merger And Board Of Directors’ Recommendation.”

Recommendation To Stockholders

Our board of directors has unanimously:

•	approved the merger agreement; and

•

deemed it advisable and in the best interests of our stockholders to consummate the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement.

Our board of directors recommends that our stockholders vote FOR adoption of the merger agreement.

See “The Merger—Reasons For The Merger And Board Of Directors’ Recommendation.”

Opinion Of Our Financial Advisor

Citigroup delivered its opinion to our board of directors that, as of the date of the written opinion, and based upon and subject to the considerations and limitations set forth in the written opinion, the $8.10 per share of our common stock in cash to be received by the holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

The full text of the written opinion of Citigroup, dated May 15, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Our stockholders should read the opinion in its entirety. Citigroup provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Citigroup opinion is not a recommendation as to how any holder of our common stock should vote with respect to the transaction.

See “The Merger—Opinion Of Agile’s Financial Advisor.”

The Special Meeting Of Agile’s Stockholders

Time, Date and Place.    A special meeting of our stockholders will be held on Thursday, July 12, 2007, at our headquarters located at 6373 San Ignacio Avenue, San Jose, California 95119 at 10:00 a.m., local time, to consider and vote upon a proposal to adopt the merger agreement.

Record Date and Voting Power.    You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on June 6, 2007, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are 59,355,970 shares of our common stock entitled to be voted at the special meeting.

Required Vote.    The adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.

Share Ownership of Directors and Management.    Our directors and executive officers and their affiliates own approximately 3.88% of the shares entitled to vote at the special meeting. All of our directors and certain executive officers have entered into a voting agreement with Oracle, in their capacity as Agile stockholders, to vote shares held by them in favor of the adoption of the merger agreement. See “The Voting Agreements.”

See “The Special Meeting.”

Interests Of Agile’s Directors And Management In The Merger

When considering the recommendation by our board of directors in favor of adoption of the merger agreement, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours, including, among others:

•

certain indemnification arrangements, and the availability of directors’ and officer’s liability insurance coverage, for our current and former directors and officers will be continued if the merger is completed;

•

Jay Fulcher, our chief executive officer, may be entitled to one year of severance payments in an amount equal to his annual base salary and annual target bonus and continuation of certain of his benefits in the event his employment is terminated at the time of or following the merger;

•

our other executive officers may be entitled to six months of severance payments in an amount equal to 50% of their respective annual base salary and annual target bonus and continuation of certain of their benefits for that period if their employment terminates under certain circumstances at the time of or following the merger pursuant to the terms of our executive retention and severance plan; and

•

all of our executive officers will have the vesting of options and restricted shares (or the receipt of cash merger consideration into which such restricted shares are converted in the merger) accelerated in the event they are terminated by Oracle other than for cause or constructively terminated within 18 months following the merger; and

•	our non-employee directors will have the vesting of options accelerated in connection with the merger.

See “The Merger—Interests Of Agile’s Directors And Management In The Merger.”

Conditions To The Completion Of The Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include, among others, the following:

•	the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting the merger agreement;

•	no applicable law or order prohibiting the closing of the merger; and

•

the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated, and the waiting period must have been expired or approvals must have been obtained under specified foreign antitrust laws.

See “The Merger Agreement—Conditions To Completion Of The Merger.”

Termination Of The Merger Agreement

Oracle and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written agreement of Oracle and us;

•

by either Oracle or us, if the merger has not been completed by October 31, 2007 for any reason, provided that this right to terminate the merger agreement will not be available to a party whose material breach of the merger agreement results in the failure of the merger to be completed by October 31, 2007;

•	by either Oracle or us, if any law or order becomes final and non-appealable that makes closing of the merger illegal or otherwise prohibited or that enjoins closing of the merger;

•	by either Oracle or us, if our stockholders do not adopt the merger agreement at a duly held stockholders meeting;

•

by either Oracle or us, if the other party has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would result in failure of the conditions to the merger relating to representations, warranties and covenants, including the condition described in the sixth bullet point in the section entitled “The Merger Agreement—Conditions to Completion of the Merger,” subject to a 30-day cure period under specified circumstances;

•

by Oracle in the event that our board of directors makes an adverse recommendation change, we enter into or publicly announce an intention to enter into a definitive agreement or agreement in principle relating to an alternative acquisition proposal, or we or any of our representatives willfully and materially breach the provisions of the merger agreement relating to solicitation of alternative acquisition proposals; and

•	by us in order to enter into a binding agreement with respect to a superior proposal from a third party, subject to specified conditions.

See “The Merger Agreement—Termination.”

Limitations On Considering Other Acquisition Proposals

We have agreed that we and our subsidiaries will not, and will not authorize or permit any of our representatives to, directly or indirectly, take certain actions in connection with alternative acquisition proposal, including not to solicit, initiate or knowingly take any action to facilitate or encourage another transaction involving in excess of 15% of our equity or assets or any liquidation, recapitalization or other significant corporate reorganization.

See “The Merger Agreement—Board Recommendation; No Solicitation Of Alternative Proposals.”

Expenses And Termination Fees

The merger agreement requires that we pay Oracle a termination fee of $16,400,000, or reimburse Oracle for up to $5,000,000 of its out-of-pocket expenses, if the merger agreement is terminated under certain circumstances.

See “The Merger Agreement—Termination Fee” and “The Merger Agreement—Expenses.”

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

See “The Merger—Accounting Treatment.”

Regulatory Matters

The Hart-Scott-Rodino Antitrust Improvements Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. The merger is also subject to review or notice requirements under the antitrust laws of Germany, Austria, Brazil and China, and may be subject to review or notice requirements under the antitrust laws of other foreign jurisdictions. Antitrust notifications were submitted to the U.S. authorities on May 31, 2007 and to the German, Austrian, Brazilian and Chinese authorities on June 1, 2007.

See “The Merger—Regulatory Matters.”

Voting Agreements

Our directors and certain of our executive officers, in their capacity as stockholders, have entered into voting agreements in substantially the form attached hereto as Annex B, pursuant to which each such stockholder has agreed, among other things, to vote their shares in favor of adoption of the merger agreement, and have granted irrevocable proxies to Oracle to vote their shares in favor of adoption of the merger agreement. These executive officers and directors owned in the aggregate 2,212,952 shares of our common stock that are subject to the voting agreements on the record date for the special meeting, representing 3.73% of the votes entitled to be cast at the special meeting.

See “The Voting Agreements.”

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the approval of the merger and to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting Agile stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must follow specific procedures. Dissenting Agile stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex D. You are encouraged to read these provisions carefully and in their entirety.

See “The Merger—Appraisal Rights.”

MARKET PRICE AND DIVIDEND DATA

Our common stock is quoted on The Nasdaq Global Market under the symbol “AGIL”. This table shows, for the periods indicated, the range of high and low bids for our common stock as quoted on The Nasdaq Global Market.

	Agile Common Stock
	Low	High
Fiscal Year ended April 30, 2006
First Quarter	$6.12	$6.77
Second Quarter	5.88	7.25
Third Quarter	5.98	6.63
Fourth Quarter	6.26	7.73
Year ended April 30, 2007
First Quarter	5.44	7.27
Second Quarter	5.08	7.01
Third Quarter	5.92	7.12
Fourth Quarter	6.16	7.61
Year ending April 30, 2008
First Quarter (through June 6, 2007)	7.05	8.03

The following table sets forth the closing per share sales price of our common stock, as reported on The Nasdaq Global Market on May 15, 2007, the last full trading day before the public announcement of the proposed merger, and on June 6, 2007, the latest practicable trading day before the printing of this proxy statement:

Agile Common Stock Closing Price
May 15, 2007	$7.08
June 6, 2007	$8.02

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for our common stock.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time And Place

We will hold the special meeting at our headquarters located at 6373 San Ignacio Avenue, San Jose, California 95119, at 10:00 a.m., local time, on Thursday, July 12, 2007.

Purpose Of Special Meeting

At the special meeting, we will ask holders of our common stock to consider and vote on a proposal to adopt the merger agreement. Our board of directors has unanimously approved the merger agreement and deems it advisable and in the best interests of our stockholders to consummate the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement. Our board of directors recommends that our stockholders vote FOR the adoption of the merger agreement.

Record Date; Stock Entitled To Vote; Quorum

Only holders of record of our common stock at the close of business on June 6, 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 59,355,970 shares of our common stock were issued and outstanding and held by 401 holders of record. A quorum is present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will effectively count as a vote against the adoption of the merger agreement.

Voting By Agile’s Directors and Executive Officers

At the close of business on the record date, our directors and executive officers and their affiliates owned and were entitled to vote 2,303,948 shares of our common stock, which represented approximately 3.88% of the shares of our common stock outstanding on that date. All of our directors and certain executive officers have entered into a voting agreement with Oracle, in their capacity as Agile stockholders, to vote shares held by them in favor of the adoption of the merger agreement. See “The Voting Agreements.”

Voting Of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted FOR the adoption of the merger agreement.

If you have shares registered directly with our transfer agent, Computershare Trust Company, N.A., you may choose to vote those shares via the Internet at www.investorvote.com, or you may vote telephonically, within the United States and Canada only, by calling Computershare at 1-800-652-8683. Additional instructions for voting via the Internet or telephonically are included on the proxy card. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 12, 2007. If your shares are held in “street name” through a broker or bank, you may only vote by completing and returning the voting instruction form provided by your broker or bank or via the Internet or by telephone through your broker or bank, if such a service is provided.

Shares of our common stock represented, but not voting, at the special meeting, including shares of our common stock for which proxies have been received, but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a holder of our common stock abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the adoption of the merger agreement.

The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.

We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, our board of directors properly presents other matters, the persons named as proxies will vote, with respect to each of such matters, in accordance with their judgment as to whether such matter is in the best interests of the stockholders.

Revocability Of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with our Secretary a duly executed revocation of proxy;

•	submitting a duly executed proxy to our Secretary bearing a later date; or

•	appearing at the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation Of Proxies

All costs of solicitation of proxies will be borne by us. We have retained Georgeson Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation for a fee of $10,000, plus reimbursement of reasonable expenses. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. Please send in your proxy by mail without delay. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as reasonably practicable after completion of the merger.

THE COMPANIES

Agile

We develop and sell an integrated suite of product lifecycle management, or “PLM,” software products and offer related business consulting and implementation services. Our solutions enable our customers to accelerate their time-to-market, reduce costs, improve product quality, manage regulatory compliance and drive innovation throughout the product lifecycle and across the product network. Over 11,000 customers have licensed Agile solutions.

We focus on providing comprehensive PLM solutions to companies in the electronics and high technology, life sciences, consumer packaged goods, automotive, aerospace and defense, industrial products and other industries. Our strategy is to deliver business-ready applications, which enable companies to manage the information, processes and decisions about their products across the global product network, that are cost-effective and quickly provide measurable results. Our strategy is industry-focused with product capabilities tailored to the requirements of our target industries. We sell our products through a direct sales channel and resellers.

We were incorporated in Delaware in 1999. Our principal executive offices are located at 6373 San Ignacio Avenue, San Jose, California 95119, and our telephone number is (408) 284-4000. Additional information regarding us is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Oracle

Oracle, a Delaware corporation, is the world’s largest enterprise software company. Oracle develops, manufactures, markets, distributes and services database and middleware software, as well as applications software designed to help its customers get better results from their most valuable asset—information. Oracle offers customers scalable, reliable, secure, standards-based, and integrated database, middleware and applications software that provides transactional efficiencies, adapts to an organization’s unique industry-specific needs and allows better ways to access and manage information at a low total cost of ownership. Oracle’s principal executive offices are located at 500 Oracle Parkway, Redwood Shores, California 94065, and its telephone number is (650) 506-7000. Additional information regarding Oracle is contained in Oracle’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Aqua Acquisition Corporation

Aqua Acquisition Corporation, which we refer to in this proxy statement as Aqua Acquisition, is a Delaware corporation and a wholly owned subsidiary of Oracle. Aqua Acquisition was organized solely for the purpose of entering into the merger agreement with us and completing the merger and has not conducted any business operations.

THE MERGER

The following discussion summarizes the material terms of the merger. Stockholders should read the merger agreement, which is attached as Annex A to this proxy statement.

Background To The Merger

Over the past several years, we have considered a diverse range of strategic alternatives with a view to increasing stockholder value, including potential acquisitions by Agile, strategic equity offerings and the possible sale of Agile.

In the spring of 2005, we retained Citigroup to assist us with a potential major strategic acquisition and to identify additional acquisition targets. After a lengthy process, we were not able to reach an agreement on terms of the potential major acquisition and, in the spring of 2006, the potential strategic target pursued a transaction with a third party. During this period we also met with several private equity firms, who expressed their interest in financing a portion of the potential major acquisition by Agile, as well as their views on our overall valuation.

On June 27, 2006, we purchased Prodika for $15,000,000 in cash and up to $12,500,000 in contingent consideration.

On July 17, 2006, we announced that we would be unable to file our annual report on Form 10-K for the year ended April 30, 2006, as a result of a review of our financial statements and internal controls with respect to our Taiwan sales operations, which review had not been completed at that time. On October 26, 2006, we announced that we had concluded that we needed to restate certain annual and interim financial statements for our fiscal year 2000 and later periods as a result of our review of our historic stock option grant practices.

On September 5, 2006, we entered into an engagement letter with Citigroup to act as our exclusive financial advisor in connection with a possible transaction involving us.

At a special board meeting held on September 6, 2006, our board of directors, together with its financial and legal advisors, discussed in general various possible transaction scenarios; our board of directors discussed approximately fifteen potential strategic acquirors of Agile and potential private equity firms including some of those private equity firms referenced above. At this meeting, our board of directors authorized management and Citigroup to contact selected potential acquirors to ascertain their level of interest in a possible transaction.

Over the period from September 2006 through May 2007, Citigroup and Agile management contacted and held discussions with eight potential strategic acquirors and three private equity firms. Five of the potential strategic acquirors indicated that they did not wish to engage in discussions regarding a transaction. Oracle and two others expressed a willingness to engage in discussions. We entered into confidentiality agreements with these three potential strategic partners, including Oracle. Over the course of periodic discussions with the private equity firms, it became clear that private equity firms would not entertain valuation levels for Agile that we could achieve with potential strategic partners.

In the fall of 2006, we received an indication of interest from a company in acquiring us, initially for $8.50 per share and subsequently for a price between $8.40 and $8.70 per share. However that party was uncertain as to the timing of a potential transaction with us and unable to commit to timing for, and certainty of, executing a transaction.

By early December 2006, Oracle informed us that it was willing to discuss the potential for a transaction at a tentative price of $8.60, but only on an exclusive basis and subject to the results of its due diligence and understanding of the timing and extent of our financial statement restatement issues.

Our board of directors met on December 6, 2006, together with Citigroup and the board’s legal advisor, O’Melveny & Myers LLP, and received an update from management on the process and discussions to date with

Oracle. Legal counsel also reviewed our board’s overall fiduciary duties, and how those duties related to Oracle’s requested exclusivity period. Our board of directors authorized management to enter into an exclusivity agreement with Oracle. On December 8, 2006, we entered into an exclusive negotiating period with Oracle, Oracle began conducting detailed due diligence, and Skadden, Arps, Slate, Meagher & Flom, LLP, counsel for Oracle, provided Agile with a draft definitive merger agreement. In early January 2007, Oracle informed us that it was withdrawing from negotiations, and the exclusive negotiation period was terminated. One of the reasons cited by Oracle for its withdrawal was uncertainty over when we would become current in our Securities and Exchange Act filings and file restated financial statements.

In mid-February, Citigroup contacted Oracle and the other two potential strategic acquirors to update them on the status of Agile’s financial statements and to set the end of February as the deadline for submissions of interest. At a board meeting held on February 28, 2007, Citigroup updated our board of directors on the process to date and indications of interest received from the two remaining potential strategic acquirors. O’Melveny & Myers LLP also reviewed in detail with our board of directors its fiduciary duties in the context of the type of transaction under consideration. After deliberation, our board of directors authorized management to enter into exclusive discussions with a company we refer hereinafter to as “Company A,” which had proposed an $8.75 per share cash price, subject to due diligence and the negotiation of definitive documentation.

Prior to entering into the exclusive arrangement, Citigroup inquired of both Oracle and the other remaining strategic acquirer, which we refer hereinafter to as “Company B,” as to whether either would be willing to proceed at a price of $9.00 or above, and both declined. However, Company A did agree to proceed with negotiations at a price of $9.00 and enhance certain other terms of its indication of interest.

On March 5, 2007, we filed a Form 10-K with the SEC, restating our consolidated balance sheet as of April 30, 2005 and our related statements of operations, stockholders’ equity and cash flows for each of the years in the two year period ended April 30, 2005, and each of the fiscal quarters in our 2005 fiscal year.

During March, we and Company A negotiated the terms of potential transaction documents, and Company A concluded an extensive due diligence of Agile. Our board of directors met on March 7, 2007, at which they received updates from management and Citigroup regarding the status of negotiations with Company A.

On March 30, 2007, Company A withdrew from negotiations as a result of significant business challenges they perceived as a result of their due diligence, and the exclusivity period was terminated. Mr. Fulcher subsequently notified the board of Company’s A’s withdrawal from the process.

By the third week of April, Company B indicated a willingness to proceed with an acquisition at a price of $7.50 per share. Oracle indicated that it would proceed at a price of $8.00 per share. At a meeting of our board of directors held on April 25, 2007, Citigroup updated our board of directors on the status of the process. Our board of directors authorized management to proceed with discussion with Oracle. Between April 25 and April 28, representatives of Oracle and Agile negotiated the price and timing of a potential transaction and tentatively agreed on a price per share of $8.10, with a two-week period to announcement of a transaction. On April 30, 2007, Oracle and we entered into an agreement for a new exclusive negotiation period.

Between April 30 and May 15, 2007, representatives of Agile and Oracle and their respective legal advisors, O’Melveny & Myers LLP and Skadden, Arps, Slate, Meagher & Flom LLP, negotiated the terms of the definitive merger agreement, and Oracle continued to conduct business and legal due diligence. Also during this period, management provided updates to directors on the status of negotiations with Oracle and the terms of the definitive agreements.

On Saturday, May 12, 2007, our board of directors meet with management and our financial and legal advisors. In the first part of the meeting, our board discussed our preliminary fourth quarter 2007 financial results. Following that discussion, Citigroup made a presentation to our board of directors regarding the financial aspects of the proposed merger with Oracle. O’Melveny & Myers LLP again reviewed with our board of directors its fiduciary duties, summarized the material terms of the proposed merger agreement, and described the remaining open issues, including issues relating to the operation of our business between signing and closing, the no solicitation covenant and the termination fee. Our board of directors discussed the process to date and the terms and timing of the proposed merger with Oracle. In particular, our board of directors discussed and considered the fact that the terms of the proposed merger agreement would allow Agile to pursue an alternative transaction it determines in good faith is reasonably likely to lead to a superior proposal (as defined in the merger agreement) and, with Citigroup and O’Melveny & Myers LLP, whether a termination fee in the range contained in the merger agreement was likely to prevent other credible bidders from presenting to us a potentially superior proposal. Our board of directors instructed management to proceed with negotiations with Oracle.

During the morning of May 15, 2007, our board of directors met to review and deliberate regarding the final merger agreement. Citigroup orally delivered its opinion to our board of directors that, as of May 15, 2007, and subject to the considerations and limitations described in Citigroup’s written opinion (which is attached hereto as Annex C), the consideration to be received by our stockholders pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. Our management, Citigroup and O’Melveny & Myers LLP advised our board of directors regarding open matters and likely timing. After discussion, our board of directors unanimously approved the merger agreement, deemed it advisable, and in the best interests of Agile’s stockholders, to consummate the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement, and determined to recommend that our stockholders adopt the merger agreement.

In the afternoon of May 15, 2007, Agile and Oracle executed and delivered the merger agreement and publicly announced the transaction.

Reasons For The Merger And Board Of Directors’ Recommendation

Reasons	for the Merger

In the course of reaching its decision to approve the merger and the merger agreement, our board of directors consulted with our senior management, legal counsel and financial advisor, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	information concerning our business, financial performance (both past and prospective) and condition and operations;

•	our competitive position in the product lifecycle management industry, and the lack of predictability of our future financial performance in light of our competitive position in that industry;

•	our business and financial prospects if we were to remain an independent company, and the scale required to effectively compete in the enterprise software industry;

•

the possible alternatives to the merger (including the possibility of continuing to operate as an independent entity, and the perceived risks thereof), the range of possible benefits to our stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives, and our board of directors’ assessment that the merger with Oracle presented a superior opportunity to such alternatives;

•	the results of discussions with third parties relating to a possible business combination or similar transaction with us;

•

the process undertaken by the our board of directors in connection with pursuing a strategic transaction and the terms and conditions of the proposed merger, in each case in light of the current market dynamics in the product lifecycle management industry;

•	our financial condition, results of operations (both past and prospective), business and strategic objectives, as well as the risks of accomplishing those objectives;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Agile common stock;

•

the potential for obtaining a superior offer from an alternative purchaser in light of the other potential purchasers previously identified and contacted by our management or our financial advisors and the risk of losing the proposed transaction with Oracle; and

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties.

In the course of its deliberations, our board of directors also considered, among other things, the following positive factors:

•	the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

•

the fact that the $8.10 per share to be paid as the consideration in the merger represents a premium of approximately 21.7% over the 90-day average closing trading price of our common stock of $6.65 per share, a premium of approximately 14.4% over the 30 day average closing trading price of our common stock of $7.08 per share, and a premium of approximately 11.6% over the $7.26 closing trading price for the shares of our common stock on The Nasdaq Global Market on May 14, 2007, the last trading day prior to the date our board of directors approved the merger agreement;

•	the multiple of our revenue represented by the $8.10 per share purchase price relative to multiples of revenue represented by the consideration paid in comparable precedent transactions;

•

the financial presentation of Citigroup on May 15, 2007 and the oral opinion of Citigroup delivered on May 15, 2007 to our board of directors, subsequently confirmed by delivery of a written opinion dated May 15, 2007, to the effect that, as of the date of the written opinion, and based upon and subject to the considerations and limitations set forth in the written opinion, the $8.10 per share in cash to be received by holders of our common stock pursuant to the merger agreement was fair from a financial point of view to those holders (the full text of the written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Citigroup in connection with the opinion, is attached as Annex C to the proxy statement);

•	the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of Oracle;

•	the form of merger consideration, consisting solely of cash, which provides certainty of value to our stockholders;

•

the process through which Agile, with the assistance of its financial advisors, engaged in or sought to engage in discussions with companies believed to be the most likely candidates to pursue a business combination with or acquisition of Agile;

•

the belief of our board of directors that, after extensive negotiations with Oracle and its representatives, we have obtained the highest price per share that Oracle is willing to pay and the highest price obtainable on the date of signing of the merger agreement;

•

the merger agreement, subject to the limitations and requirements contained in the agreement, allows our board of directors to furnish information to and conduct negotiations with third parties in certain circumstances and, upon payment to Oracle of a termination fee of $16,400,000, to terminate the merger agreement to accept a superior offer;

•

the other terms and conditions of the merger agreement, including among other things the size of the termination fee and the circumstances when that fee may be payable; the limited number and nature of the conditions to Oracle’s obligation to complete the merger, including (but not limited to) the absence of a financing condition and the adequacy of Oracle’s capital resources to pay the merger consideration; and the definition of “material adverse effect” and the exceptions for what constitutes a material adverse effect for purposes of the merger agreement; and

•	the voting agreements with our officers and directors terminate in the event that we terminate the merger agreement which permits those persons to support a transaction involving a superior offer.

In the course of its deliberations, our board of directors also considered, among other things, the following negative factors:

•

the potential loss of customer or other commercial relationships of Agile as a result of the customer’s or other party’s unwillingness to do business with Oracle, or other potential disruption to customer, vendor or other commercial relationships important to us as a result of the merger;

•

the possibility that the merger will not be consummated and the potential negative effect of the public announcement of the merger on our sales, operating results and stock price and our ability to retain key management, sales and marketing and technical personnel;

•	our stockholders would not participate in any future growth potential or benefit from any future increase in our value;

•	the conditions to Oracle’s obligation to complete the merger and the right of Oracle to terminate the merger agreement under certain circumstances;

•	the possibility that we may be obligated to pay Oracle a termination fee or reimburse Oracle for its expenses if the merger agreement is terminated under certain circumstances;

•	the fact that the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•

the restrictions on our ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that we pay a termination fee in order to accept a superior acquisition proposal, which may discourage a competing proposal to acquire us that may be more advantageous to our stockholders;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•

the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger, and the possibility of other management and employee disruption associated with the merger, including the possible loss of key management, technical or other personnel; and

•

the interests that certain of our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of Agile generally, as described in “The Merger—Interests of Agile’s Directors and Management in the Merger.”

The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management, legal counsel and financial advisors.

Board of Directors Recommendation

After careful consideration, our board of directors has unanimously approved the merger agreement, deems it advisable and in the best interests of Agile’s stockholders to consummate the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement, and recommends that our stockholders adopt the merger agreement.

Opinion of Agile’s Financial Advisor

Citigroup was retained to act as financial advisor to Agile in connection with the merger. Pursuant to Agile’s engagement letter agreement with Citigroup, dated September 5, 2006, Citigroup rendered an opinion to the Agile board of directors on May 15, 2007 (which oral opinion was subsequently confirmed in writing on May 15, 2007) to the effect that, as of the date of the opinion, and based upon and subject to the considerations and limitations set forth in the opinion, Citigroup’s work described below and other factors Citigroup deemed relevant, the per share merger consideration of $8.10 was fair, from a financial point of view, to the holders of Agile common stock.

The full text of Citigroup’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex C to this proxy statement. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Agile common stock are urged to read the Citigroup opinion carefully and in its entirety.

Citigroup’s opinion was limited solely to the fairness of the merger consideration from a financial point of view as of the date of the opinion. Neither Citigroup’s opinion nor the related analyses constituted a recommendation of the proposed merger to the Agile board of directors or any holder of Agile common stock. Citigroup makes no recommendation to any holder of Agile common stock regarding how such holder should vote with respect to the merger.

In arriving at its opinion, Citigroup reviewed the merger agreement and held discussions with certain senior officers, directors and other representatives and advisors of Agile and certain senior officers and other representatives and advisers of Oracle concerning the business, operations and prospects of Agile. Citigroup examined certain publicly available business and financial information relating to Agile as well as certain financial forecasts and other information and data relating to Agile that were provided to or discussed with, Citigroup by the management of Agile. Citigroup reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things:

•	current and historical market prices and trading volumes of Agile common stock;

•	the historical and projected earnings and other operating data of Agile; and

•	the capitalization and financial condition of Agile.

Citigroup considered, to the extent publicly available, the financial terms of certain other transactions that Citigroup considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Agile. In connection with its engagement and at the direction of Agile, Citigroup was requested to approach and held discussions with selected third parties to solicit indications of interest in the possible acquisition of Agile. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and upon the assurances of the management of Agile that they were not aware of any relevant information that had been omitted or remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to Agile provided to or otherwise reviewed by or discussed with it, Citigroup was advised by the management of Agile that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Agile as to the future financial performance of Agile.

Citigroup assumed, with the consent of the Agile board of directors, that the merger will be consummated in accordance with the terms of the merger agreement reviewed by Citigroup, without waiver, modification or amendment of any term, condition or agreement material to Citigroup’s opinion and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Agile or the merger.

Citigroup did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Agile nor did Citigroup make any physical inspection of the properties or assets of Agile. Citigroup expresses no view as to, and Citigroup’s opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Agile or the effect of any other transaction in which Agile might engage. Citigroup’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

The following is a summary of the material financial analyses presented to the Agile board of directors in connection with Citigroup’s opinion on May 15, 2007. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to May 14, 2007, and is not necessarily indicative of current or future market conditions.

*            *            *

52-Week Trading Range

Citigroup reviewed the performance of Agile common stock, including the trading volume of Agile common stock, during the 52-week period ended May 14, 2007. Citigroup noted, among other matters, that the average per share price of Agile common stock for this period was $6.43, the volume weighted average price of Agile common stock for this period was $6.42, and that the highest volume of trading occurred when Agile common stock traded in a range of $6.25 to $6.50 per share. Citigroup also reviewed similar information for the period from March 5, 2007 (the date Agile filed its Annual Report on Form 10-K for the fiscal year ended April 30, 2006 and quarterly reports on Form 10-Q for the quarters ended July 31, 2006 and October 31, 2006) through May 14, 2007, and noted, among other matters, that the average per share price of Agile common stock for this period was $6.88, the volume weighted average price of Agile common stock for this period was $6.88, and that the highest volume of trading occurred when Agile common stock traded in a range of $7.20 to $7.40 per share. Citigroup further noted that the closing price of Agile common stock on May 14, 2007, the last trading day prior to the announcement of the merger, was $7.26. Citigroup noted that during the 52-week period ended May 14, 2007, Agile common stock traded in a range of $5.08 to $7.61 per share. Citigroup noted that the per share consideration in the merger of $8.10 was above that range.

Comparable Companies Analysis

Citigroup compared financial, operating and stock market data and forecasted financial information for selected publicly traded software companies that Citigroup deemed appropriate with similar information for Agile. The selected comparable companies considered by Citigroup were:

•	Parametric Technology Corporation

•	Lawson Software, Inc.

•	Aspen Technology, Inc.

•	Open Text Corporation

•	Epicor Software Corporation

•	Manhattan Associates, Inc.

•	Ariba, Inc.

•	Interwoven, Inc.

•	MSC.Software Corporation

•	JDA Software Group, Inc.

•	Vignette Corporation

•	Chordiant Software, Inc.

•	Actuate Corporation

•	Retalix Ltd.

•	I2 Technologies, Inc.

•	QAD Inc.

Citigroup noted that each of Lawson Software, Ariba, Interwoven, MSC Software, Vignette, Retalix and QAD have realized in the trailing twelve-months and are expected in the next twelve months to achieve adjusted operating profit margins below industry norms (e.g., below 15%). These companies, which we refer to herein as the “Comparable Margin Companies,” shared profitability characteristics with Agile and were thus considered by Citigroup to be more directly comparable to Agile than the broader group of comparable companies.

The forecasted financial information used by Citigroup in the course of this analysis for Agile was based on forecasts prepared by the management of Agile and, in certain cases as described below, consensus projections published by Thomson First Call Research and Reuters. Thomson First Call Research compiles summaries of financial forecasts published by various equity research firms. Reuters is a news company that provides financial information and research. The forecasted financial information used by Citigroup in the course of this analysis for each of the comparable companies was based on consensus projections published by Thomson First Call Research and Reuters. The historical financial information used by Citigroup in the course of this analysis was based on publicly available historical information. Calculations were made based on the closing price per share of each company’s common stock as of May 14, 2007, the last trading day before the announcement of the merger.

For each of the selected comparable companies and Agile, Citigroup derived and compared, among other things:

•	equity value;

•	firm value;

•	actual revenue for the last twelve months (LTM), projected revenue for the next twelve months (NTM) and projected NTM revenue growth (reflected as a percentage of LTM revenue);

•	actual LTM adjusted operating margin and projected NTM adjusted operating margin;

•	the ratio of firm value to each of actual LTM revenue and projected NTM revenue; and

•	the ratio of common share price to actual LTM adjusted earnings per share (EPS) and projected NTM adjusted EPS.

Equity value was calculated as the sum of all shares of common stock, assuming the exercise of all in-the-money options and the conversion of in-the-money convertible securities, times the closing share price as of May 14, 2007, less the proceeds from the exercise of such in-the-money options. Firm value was calculated as the sum of the value of:

•	equity value; plus

•	non-convertible indebtedness; plus

•	non-convertible preferred stock; plus

•	minority interest; plus

•	out-of-the-money convertibles; minus

•	investments in unconsolidated affiliates and unrestricted cash and cash equivalents.

Information and data for Lawson Software was adjusted to reflect its recently completed convertible notes offering and a related share buyback. For Agile and each of the comparable companies, LTM data was based on the latest four reported quarters of financial information. NTM data for each of the comparable companies was based on consensus projections published by Thomson First Call Research and Reuters. In comparing trading multiples, NTM for Agile was based on consensus projections published by Thomson First Call Research and Reuters. In deriving the reference range as described below, NTM for Agile was based on preliminary results for Agile’s next quarter and management projections for the three subsequent quarters. The difference between consensus projections and preliminary results for Agile’s next quarter and management projections for the three subsequent quarters were not material to Citigroup’s analysis. Agile’s latest reported cash balance of $195 million as of January 31, 2007 was adjusted downward by $10 million to reflect the guaranteed (upon a change of control) earnout payment related to Agile’s acquisition of Prodika in June of 2006. Equity value for Agile reflected 60.7 million diluted shares using the treasury stock method and a price per share of $7.26.

The results of this analysis were as follows:

($ in millions)	Equity Value	Firm Value	Revenue			Operating Margin		Firm Value/ Revenue				Price/ Earnings
			LTM	NTM	Growth	LTM	NTM	LTM		NTM		LTM		NTM
Comparable Companies
Low	$260	$221	$98	$137	0.1%	(11.3)%	7.4%	0.9	x	0.9	x	15.1	x	13.6	x
Mean	$810	$741	$329	$372	9.8%	10.6%	14.7%	2.3	x	2.0	x	28.8	x	21.1	x
Median	$636	$504	$289	$298	8.3%	12.8%	16.3%	2.1	x	1.9	x	21.1	x	18.8	x
High	$2,146	$1,908	$884	$974	39.7%	19.9%	22.2%	3.9	x	3.6	x	61.8	x	36.2	x

Comparable Margin Companies
Low	$260	$221	$194	$198	0.1%	4.9%	7.4%	0.9	x	0.9	x	18.0	x	18.0	x
Mean	$686	$547	$294	$324	7.0%	7.3%	9.5%	1.8	x	1.7	x	38.0	x	26.2	x
Median	$607	$476	$236	$258	7.4%	6.2%	9.3%	1.8	x	1.7	x	38.1	x	24.6	x
High	$1,625	$1,431	$676	$794	11.7%	11.7%	14.3%	2.5	x	2.2	x	61.8	x	36.2	x

Agile	$441	$256	$130	$141	8.0%	(4.5)%	(3.4)%	2.0	x	1.8	x	NM		NM

Note: NM indicates statistic is not meaningful.

Citigroup applied the results of this analysis to Agile’s LTM and NTM revenue to determine:

•	the ranges of implied firm value;

•	the ranges of implied equity value; and

•	the ranges of equity value per share.

Based on these analyses, Citigroup derived an implied per share reference range for the equity value of Agile common stock of $6.50 to $7.60. Citigroup noted that the per share consideration in the merger of $8.10 was above the derived range.

Precedent Transactions Analysis

Citigroup reviewed publicly available information for forty-one merger and acquisition transactions in the software industry announced since March 18, 2002.

The selected precedent transactions reviewed by Citigroup were:

Transaction (Announcement Date/Acquiror/Target)

•	04/12/07: Allen Systems Group, Inc. / Mobius Management Systems, Inc.

•	04/04/07: Software AG / webMethods Inc.

•	04/02/07: Infor Global Solutions / Workbrain Corporation

•	02/14/07: CheckFree Corporation / Corillian Corporation

•	02/12/07: Verint Systems Inc. / Witness Systems, Inc.

•	01/24/07: Siemens AG / UGS PLM Solutions

•	11/02/06: Oracle / Stellent, Inc.

•	10/23/06: Vista Equity Partners, LLC/Mobile Data Solutions Inc. / Indus International, Inc.

•	08/03/06: International Business Machines Corporation / MRO Software, Inc.

•	07/07/06: Open Text Corporation / Hummingbird Ltd.

•	05/15/06: Golden Gate Capital (Infor) / SSA Global Technologies, Inc.

•	04/24/06: JDA Software Group, Inc. / Manugistics Group, Inc.

•	04/18/06: HG Capital Plc / Visma ASA

•	04/12/06: Oracle / Portal Software Inc.

•	03/02/06: Dassault Systèmes/ENOVIA / MatrixOne

•	02/08/06: Nuance Communications, Inc. / Dictaphone Corporation

•	01/04/06: Magellan Holdings Inc. (Infor) / Datastream Systems, Inc.

•	11/10/05: Sage Group PLC / Adonix SA

•	11/07/05: Golden Gate Capital (Infor) / Geac Computer Corp. Ltd.

•	11/04/05: Autonomy Inc. / Verity

•	10/20/05: EMC Corporation / Captiva Software Corporation

•	10/04/05: Autodesk, Inc. / Alias Systems Corporation

•	08/22/05: BEA Systems, Inc. / Plumtree Software, Inc.

•	08/03/05: SSA Global Technologies, Inc. / E.piphany, Inc.

•	07/05/05: Concerto Software, Inc. / Aspect Communications Corporation

•	06/02/05: Lawson Software Inc. / Intentia International AB

•	05/09/05: Scansoft Inc. / Nuance Communications, Inc.

•	03/28/05: Francisco Partners Management LLC / WebTrends Inc.

•	03/22/05: Oracle / Retek Inc.

•	02/28/05: SAP Aktiengesellschaft / Retek Inc.

•	01/27/05: Infor Global Solutions / Mapics, Inc.

•	01/04/05: UGS PLM Solutions / Tecnomatix Technologies Ltd.

•	04/26/04: Fair Isaac Corporation / London Bridge Software Holdings plc

•	04/22/04: TIBCO Software Inc. / Staffware plc

•	03/14/04: Investor Group / UGS PLM Solutions

•	01/23/04: Ariba, Inc. / FreeMarkets, Inc.

•	12/10/03: Sungard Data Systems Inc. / Systems & Computer Tech Corp

•	10/21/03: OpenText Corporation / IXOS Software Inc.

•	06/02/03: PeopleSoft Inc. / J.D. Edwards & Company

•	01/21/03: Microsoft Corporation / PlaceWare, Inc.

•	03/18/02: MSC.Software Corporation / Mechanical Dynamics, Inc.

For the selected transactions noted above and the merger, Citigroup derived and compared, among other things:

•	equity value of the transaction;

•	implied firm value of the target company;

•	the ratio of the target’s firm value to its actual LTM revenue and projected revenue;

•	the projected increase in NTM revenue growth;

•	the ratio of the target common stock price to its projected EPS;

•	the price per share in the transaction as a percentage of target’s highest price per share for the 52-weeks preceding the announcement of the transaction; and

•	the implied premium to the target share price one day and thirty days before announcement of the transaction.

With respect to the financial information for the companies involved in the selected precedent transactions, Citigroup relied on information available in public documents, Wall Street research and/or press announcements. Ratios of firm value to projected revenue and projected EPS were determined using estimates as of the time of announcement of each transaction. For the merger and each of the precedent transactions, LTM was based on the latest four reported quarters of financial information. NTM for each of the precedent transactions was based on consensus projections published by Thomson First Call Research and Reuters when available, and on individual research reports when consensus estimates were not available. In comparing implied transaction metrics and deriving the reference range as described below, NTM and forward information for the merger was based on preliminary results for Agile’s next quarter and management projections for the three subsequent quarters. With respect to the Oracle / Retek transaction, price per share amounts and aggregate equity value were adjusted to include the breakup fees associated with the previously announced acquisition of Retek by SAP. With respect to the financial information for Agile, Citigroup used the same data described above under “Comparable Companies Analysis” except that Citigroup applied the price per share to be paid in the merger. The results of these analyses were as follows:

($ in millions)	Deal Equity Value	Implied Firm Value	Firm Value/ Revenue				Revenue Growth NTM/ LTM	Forward Price/ Earnings		Offer Price/Target 52-week high	Premium
			LTM		Forward						1 Day	30 Days
Comparable Companies
Low	$94	$84	1.2	x	1.1	x	(6.8)%	16.1	x	73.0%	3.6%	9.2%
Mean	$539	$502	2.2	x	2.0	x	9.6%	33.3	x	106.6%	29.6%	35.6%
Median	$348	$310	2.1	x	1.9	x	9.3%	30.5	x	105.3%	23.1%	30.8%
High	$2,104	$3,500	4.4	x	3.7	x	39.6	67.0	x	131.0%	94.6%	96.6%

Oracle/Agile	$495	$311	2.4	x	2.1	x	12.7%	NM		106.4%	11.6%	14.4%

Note: NM indicates statistic is not meaningful.

$ in millions

Citigroup applied the results of this analysis to Agile’s LTM and NTM revenue to determine:

•	the ranges of implied firm value;

•	the ranges of implied equity value; and

•	the ranges of equity value per share.

Based on these analyses, Citigroup derived an implied per share reference range for the equity value of Agile common stock of $7.10 to $8.50. Citigroup noted that the per share consideration in the merger of $8.10 was within the derived range.

Present Value of Agile Future Share Price

Citigroup performed an analysis of the present value of a derived equity value per share of Agile common stock as of December 31, 2008. For purposes of the analysis, Citigroup assumed the following:

•	a compound annual revenue growth rate range for the next three-year period of 8% to 12%;

•	a 2009 operating margin range of 8% to 12%;

•	a diluted share outstanding count of 60.7 million using the treasury stock method (at Agile’s closing price of $7.26 as of May 14, 2007);

•	a blended cash tax rate of 28%; and

•	a ratio of the price per share of Agile common stock to estimated earnings per share for 2009, or forward (2009) P/E, of 20.0x to 24.0x.

The derived price per share of Agile common stock was discounted back to June 30, 2007 using a discount rate of 12.0%. For purposes of this analysis, Citigroup valued Agile’s latest reported cash balance of $195 million as of January 31, 2007 on a dollar-for-dollar basis without discount and net of deductions of $10 million to reflect the guaranteed (upon a change of control) earnout payment related to Agile’s acquisition of Prodika in June of 2006. Citigroup further assumed that any free cash flows generated during 2007 and 2008 would be used to repurchase Agile common stock. Based on this analysis, Citigroup derived an implied per share reference range for the equity value of Agile based on an 8% compound annual revenue growth rate of $5.67 to $7.77. Citigroup noted that the per share consideration in the merger of $8.10 was above this range. Based on this analysis, Citigroup also derived an implied per share reference range for the equity value of Agile based on a 12% compound annual revenue growth rate of $5.97 to $8.31. Citigroup noted that the per share consideration in the merger of $8.10 was within this range.

*            *            *

Citigroup’s advisory services and opinion were provided for the information of the Agile board of directors in its evaluation of the merger and did not constitute a recommendation of the merger to Agile or a recommendation to any holder of Agile common stock as to how that holder should vote on any matters relating to the merger.

The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the Agile board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentation to the Agile board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the comparable companies and precedent transaction analyses summarized above, Citigroup selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business of the relevant entities; however, no company utilized in this analysis is identical to Agile and no precedent transaction is identical to the merger. As a result, this analysis is not purely mathematical, but also takes into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or the public trading value of the subject companies to which Agile is being compared.

In its analyses, Citigroup made numerous assumptions with respect to Agile, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Agile and Oracle. Any estimates contained in Citigroup’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Agile, Oracle, the Agile board of directors, the Oracle board of directors, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates.

Citigroup’s analyses were prepared solely as part of Citigroup’s analysis of the fairness of the merger consideration and were provided to the Agile board of directors in that connection. The opinion of Citigroup was only one of the factors taken into consideration by the Agile board of directors in making its determination to approve the merger agreement and the merger. See “—Reasons For The Merger And Board of Directors Recommendation.”

Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Agile selected Citigroup to act as its financial advisor to the board of directors of Agile in connection with the proposed merger on the basis of Citigroup’s international reputation.

Pursuant to its engagement letter with Agile, Agile has agreed to pay Citigroup an aggregate fee equal to 1.130% of the “Transaction Value,” which fee is contingent upon the consummation of the merger. “Transaction Value” will be equal to the total proceeds and other consideration paid to or received by, or to be paid or received (including amounts paid into escrow) by, the Company or holders of common stock of the Company in their capacity as such, in connection with the merger, including but not limited to, (a) cash, (b) notes, securities and other property, which will be valued at fair market value, (c) installment payments, (d) the mutually agreed, risk adjusted net present value of any contingent payments (whether or not related to future earnings or operations) and (e) any extraordinary dividends or distributions. Agile has also agreed to reimburse Citigroup for reasonable travel and other expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws. Citigroup and its affiliates in the past have provided, and currently provide, services to Agile and Oracle unrelated to the merger, for which services Citigroup and/or its affiliates have received and expect to receive compensation, including, without limitation, providing advisory services to Agile since March 2006, acting as bookrunner in connection with Oracle’s January 2006 $5.75 billion bond offering, acting as senior managing agent and lender in connection with a $5 billion bridge loan to Oracle in February 2006 and acting as lender to Oracle in connection with its existing $3 billion five-year credit facility. In the ordinary course of its business, Citigroup and its affiliates may actively trade or hold the securities of Agile and Oracle for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Agile, Oracle and their respective affiliates.

Interests Of Agile’s Directors And Management In The Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours. All such additional interests are described below, to the extent material. Except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of stockholders generally. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger.

Indemnification and Insurance

The merger agreement provides that all rights of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of our and our subsidiaries’ current and former directors or officers, as provided in our respective certificates of incorporation or by-laws or other comparable organizational documents, and any indemnification or other agreements in effect as of the date of the merger agreement will be assumed by the surviving corporation of the merger, and will continue in full force and effect in accordance with their terms. Oracle has agreed to cause the surviving corporation of the merger to comply with and honor those obligations, subject to applicable law. The merger agreement further provides that, for six years after the effective time of the merger, the surviving corporation of the merger will (and Oracle will cause the surviving corporation of the merger to) maintain directors’ and officers’ liability insurance for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement. Oracle’s obligation to provide this insurance coverage is subject to a cap of 200% of the current annual premium paid by us for our existing insurance coverage. If Oracle cannot maintain the existing or equivalent insurance coverage without exceeding the 200% cap, Oracle is required to maintain as much insurance coverage as can be obtained by paying an annual premium equal to the 200% cap. Alternatively, we may, and we currently expect to, acquire a six-year “tail” or “runoff” policy to our current directors’ and officer’s liability insurance policy for an amount not exceeding the 200% cap, and Oracle and the surviving corporation of the merger will maintain that “tail” or “runoff” policy in full force and effect.

Stock Options and Restricted Shares

Under the merger agreement, at the effective time of the merger, each stock option granted under our stock option plans (other than certain options Oracle may elect not to assume, which will be accelerated so that these options will become fully vested, and cashed out at closing) will be assumed by Oracle and converted into an option to acquire a number of shares of Oracle common stock equal to the number of shares of our common stock subject to the stock option multiplied by the option exchange ratio. The exercise price per share of Oracle common stock under each converted stock option will be equal to the per share exercise price for the shares of our common stock otherwise purchasable pursuant to the stock option divided by the option exchange ratio. Oracle may elect not to assume options held by persons who are not employees of ours immediately prior to the effective time or who Oracle reasonably determines in its sole discretion will not be providing services to us, Oracle or our respective subsidiaries after the effective time. The options that are not assumed by Oracle will become fully vested at the effective time of the merger and exchanged into the right to receive an amount in cash (without interest and less applicable withholding) equal to the positive difference (if any) between $8.10 and the per-share exercise price of the option, multiplied by the number of shares of our common stock subject to the option. At the effective time of the merger, each share of restricted stock will be converted into a right to receive $8.10 in cash (without interest and less applicable withholding) from Oracle on a deferred basis if and when the conditions to vesting of the shares are satisfied or the restrictions imposed on the shares lapse. If the vesting conditions applicable to restricted shares are not satisfied, or if the restrictions imposed on the shares do not lapse, then the cash merger consideration payable with respect to those shares will generally be forfeited. See “The Merger—Effect On Awards Outstanding Under Agile’s Stock Plans.”

Options granted to all our employees, including executive officers, under our 1995 Stock Option Plan and our 2000 Nonstatutory Stock Option Plan provide that the vesting of options (and restricted shares acquired upon exercise of those options) accelerates 100% in the event of a change of control of Agile, which would include the merger, where the options are not assumed by the acquiring company. In the merger, Oracle is assuming our outstanding options (except with respect to certain options, which will be accelerated and cashed out in the merger, as indicated above). However, the Agile plans and applicable option agreements further provide for an additional 18 months of vesting of an option if there is a change of control and the option is assumed and, within 18 months following the change of control, the optionee’s employment is terminated by the acquiring company without “cause” or the optionee is “constructively terminated,” each as defined in the respective option plans. In April 2005, our board of directors accelerated the vesting of all options (other than those held by non-employee directors) with exercise prices in excess of $6.76 per share. In connection with this acceleration, we imposed restrictions on reselling the shares underlying the accelerated options such that those shares may only be sold at such time as the option under which they are acquired would have been vested, but for the acceleration. The restrictions on resale are eliminated in the same fashion and to the same extent as for options in the event of a change of control (which would include the merger).

Each of our executive officers has outstanding stock options that will be assumed by Oracle in the merger. Jay Fulcher, President and Chief Executive Officer, Carolyn V. Aver, Executive Vice President and Chief Financial Officer, Christopher L. Wong, Executive Vice President, Corporation Strategy, Jeff Johnson, Executive Vice President, Global Sales and Services, and Kevin Kennedy, Senior Vice President-Products, along with other officers of Agile, have entered into stock options agreement providing that if, within 18 months following a change of control, which would include the merger, the executive is terminated other than for “cause,” or by reason of “constructive termination,” each as defined or described in the respective option agreement, the following number of stock options will accelerate in full and, with respect to the options with respect to which vesting has been previously accelerated and shares of restricted stock issued upon the exercise of options, the resale restrictions on the following number of underlying shares will terminate (assuming, in each case, a July 31, 2007 closing and termination date):

•

Jay Fulcher, 162,783 options and resale restrictions with respect to 101,667 shares, which options and shares have an intrinsic value (with respect to options, the intrinsic value is the amount by which the merger consideration payable with respect to the underlying shares exceeds the aggregate exercise price thereof and with respect to restricted shares, the intrinsic value is $8.10 per share) of $1,029,849;

•	Carolyn Aver, 57,750 options and resale restrictions with respect to 74,750 shares, which options and shares have an intrinsic value of $705,885;

•	Christopher L. Wong, 25,201 options and resale restrictions with respect to 53,000 shares, which options and shares have an intrinsic value of $483,530;

•	Jeff Johnson, 23,334 options and resale restrictions with respect to 103,335 shares, which options and shares have an intrinsic value of $882,411; and

•	Kevin Kennedy, 15,000 options and resale restrictions with respect to 25,000 shares, which options and shares have an intrinsic value of $228,575.

Under the terms of the option agreements covering stock options granted to each of our non-employee directors, in the event of any corporate transaction (as defined in these option agreements, and which would include the merger), each such option will automatically vest in full so that the option will become fully exercisable immediately prior to the effective date of the merger. To the extent such option is not assumed in the merger, it will be cashed out as described above. The following number of options held by the following non-employee directors will accelerate and become fully vested in connection with the merger (assuming, in each case, a July 31, 2007 closing date):

•	Klaus Deiter-Laidig, 95,834 options, which options have an intrinsic value of approximately $102,709;

•	Gareth Chang, 95,834 options, which options have an intrinsic value of approximately $102,709;

•	Nancy J. Schoendorf, 95,834 options, which options have an intrinsic value of approximately $102,709;

•	Ronald E.F. Codd, 97,918 options, which options have an intrinsic value of approximately $102,709;

•	Bryan D. Stolle, 141,700 options, which options have an intrinsic value of approximately $116,440; and

•	Paul Wahl, 95,834 options, which options have an intrinsic value of approximately $102,709.

Executive Retention and Severance Plan

We maintain an executive retention and severance plan, referred to as the ERSP, which provides certain severance and other benefits, in connection with a change in control of Agile, to our senior officers designated by our board of directors or its compensation committee. The merger will constitute a change in control under the terms of the ERSP. At present, the ERSP covers all our executive officers and certain other senior officers. If, during a “change in control period” (as described below), a participant’s employment is terminated other than for “cause” or by the participant for “good reason” (each as defined in the ERSP), any such terminations of employment being referred to as a “termination upon a change in control,” then, provided that the participant executes a prescribed release of claims against us, the participant will be entitled to certain payments and benefits described below, in addition to all compensation and benefits earned by the participant through the date of the participant’s termination of employment. The applicable “change in control period” commences on the consummation of a change in control and ends on the date which is 18 months following the change in control.

On a termination upon a change in control, an ERSP participant, other than Mr. Fulcher (whose benefits are described below under “Employment Agreement with Jay Fulcher”), will receive a lump sum cash severance payment in an amount equal to the sum of (1) one-half of the participant’s annual base salary immediately prior to termination or, if higher, immediately prior to the change in control, plus (2) one-half of the greatest of:

•	the aggregate of all bonuses earned by the participant for the fiscal year immediately preceding the fiscal year of the change in control;

•	the aggregate of all bonuses earned by the participant for the fiscal year immediately preceding the fiscal year of the participant’s termination upon a change in control; or

•

the aggregate of all annual bonuses that would be earned by the participant at the targeted annual rate (assuming attainment of 100% of all applicable performance goals) for the fiscal year of the participant’s termination upon a change in control.

Following a participant’s termination upon a change in control, the ERSP also provides that we will provide the participant and his or her dependents with continued health and other group insurance benefits for the participant’s benefit period (i.e., 6 months) after the participant’s termination upon change in control. The participant will also be indemnified by us to the fullest extent permitted under applicable law, as set forth in the ERSP. In addition, if any payment or benefit received or to be received by any participant pursuant to the ERSP or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the ERSP provides that compensation and benefits payable upon a change in control will be determined in a manner that produces the greatest after-tax benefit for the employee. Accordingly, in some instances a reduction in payments may be made to an amount just below the safe harbor threshold under Section 280G of the Internal Revenue Code in order to produce a greater after-tax benefit to the executive by avoiding the payment of the excise tax on the value of the benefits, although we do not currently expect any such reductions.

The ERSP does not alter the treatment of options under our existing stock option plans.

If benefits were triggered under the ERSP in connection with the merger, based upon information available as of the date of this proxy statement, the following executive officers would be entitled to the following cash payments:

•	Carolyn Aver, $237,500;

•	Christopher L. Wong, $187,500;

•	Jeff Johnson, $325,000; and

•	Kevin Kennedy, $212,500.

Employment Agreement with Jay Fulcher

Under the executive employment agreement between us and Jay Fulcher, our chief executive officer, if Mr. Fulcher is terminated following a change in control (which would include the merger), Mr. Fulcher will be entitled to receive health and other group insurance benefits for himself and his dependents for a period of 12 months, and cash severance payments in an amount equal to one year of his base salary and annual bonus in accordance with the terms of the ERSP (currently $400,000 and $300,000, respectively, for a total cash severance payment equal to $700,000).

Appraisal Rights

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law, within the appropriate time periods, will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting on July 12, 2007. This written demand for appraisal of shares must be in addition to and separate from a vote against adoption of the merger agreement. Stockholders electing to exercise their appraisal rights must not vote “for” adoption of the merger agreement. Any proxy or vote against or failing to vote for the merger will not by itself constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below, and in a timely manner, to perfect whatever appraisal rights the beneficial owner may have.

An Agile stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 6373 San Ignacio Avenue, San Jose, California 95119, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its Agile common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation of the merger, must mail such written statement to the stockholder no later than the later of ten days after the stockholders’ request is received by us or ten days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery, demanding a determination of the fair value of the Agile shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. Within 20 days after service of such copy, we must file, in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice, at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Agile stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Agile stockholder to comply fully with the procedures described above and set forth in Annex D to this proxy statement may result in termination of such stockholder’s appraisal rights.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Form of The Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Aqua Acquisition, a wholly owned subsidiary of Oracle and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned Delaware subsidiary of Oracle.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by Oracle or Aqua Acquisition, those shares held by stockholders who perfect their appraisal rights (as described in “The Merger—Appraisal Rights”) and shares of restricted stock (as described under “The Merger—Effect On Awards Outstanding Under Agile’s Stock Plans”), will be converted into the right to receive $8.10 in cash, without interest. Treasury shares and shares held by Oracle will be canceled immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist and each holder of a certificate representing any shares of our common stock (other than stockholders who have perfected their appraisal rights) will cease to have any rights as a stockholder, except the right to receive $8.10 per share in cash, without interest. The price of $8.10 per share was determined through arm’s-length negotiations between Oracle and us.

Conversion of Shares; Payment Procedures

The conversion of our common stock into the right to receive $8.10 per share in cash, without interest, will occur automatically at the effective time of the merger. Promptly after the effective time of the merger, the exchange agent (to be selected by Oracle), will send a letter of transmittal to each former Agile stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. You should not return stock certificates with the enclosed proxy.

Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal (or other evidence of transfer as the exchange agent may reasonably request in the case of shares held in book entry form), the holder of the certificate will be entitled to receive from the exchange agent, on behalf of Oracle, $8.10 in cash for each share surrendered and any surrendered stock certificate will be cancelled.

No interest will be paid or accrue on any cash payable upon the surrender of shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

See “The Merger Agreement—Payment Procedures” for additional information about the procedures for exchange of your shares of Agile common stock.

Effect On Awards Outstanding Under Agile’s Stock Plans

Stock Options

Subject to the exception described below, immediately following the effective time of the merger, each outstanding option to purchase our common stock will be assumed by Oracle and converted into an option to purchase common stock of Oracle in accordance with the terms and conditions of the applicable Agile stock option plan and stock option agreement governing such option, except that:

•

the number of shares of Oracle common stock subject to each such option will be determined by multiplying the number of shares of our common stock subject to such option immediately prior to the effective time of the merger by a fraction (referred to as the “option exchange ratio”), the numerator of which is $8.10 and the denominator of which is the average closing price of Oracle common stock on the Nasdaq Global Market on the five trading days immediately prior to the effective date of the merger (rounded down to the nearest share); and

•

the exercise price per share of Oracle common stock will equal the per share exercise price for the shares of our common stock subject to each such option immediately prior to the effective time of the merger divided by the option exchange ratio (rounded up to the nearest cent).

Oracle will prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 with respect to the shares of Oracle common stock subject to the converted Agile stock options promptly following the effective time of the merger, but in any event within fifteen business days after the effective time of the merger.

If (1) any options to purchase our common are held by a person who is not an employee of ours or any of our subsidiaries immediately prior to the effective time or, as reasonably determined by Oracle in its sole discretion, are held by a person who will not be a service provider of ours, Oracle’s or any of our or its respective subsidiaries immediately following the effective time of the merger and (2) Oracle determines options held by such persons will not be treated as assumed options as described in the prior paragraph, then those options will be fully accelerated and converted into the right to receive an amount in cash (without interest and less applicable withholding) equal to the product obtained by multiplying the aggregate number of shares of our common stock that were issuable on exercise of that option immediately prior to the effective time and the positive different (if any) between $8.10 and the per share exercise price of such option.

Restricted Shares

At the effective time, outstanding restricted shares will be converted into the right to receive $8.10 per share (without interest and less applicable withholding), which cash will be retained by Oracle for the benefit of the holders of restricted shares, subject to the same restrictions and vesting arrangements that were applicable to the restricted shares immediately prior to the effective time. The merger consideration will be paid to a holder of restricted shares on the date or dates those shares would have become vested under the applicable vesting schedule prior to the effective time, subject to the satisfaction of restrictions and other terms of such vesting schedule. All outstanding rights to repurchase restricted shares held by us (or similar restrictions in our favor, including, but not limited to, the forfeiture restrictions) immediately prior to the effective time will be assigned to Oracle and will be exercisable by Oracle on the same terms and subject to the same conditions as in effect immediately prior to the effective time, except that such rights may be exercised by Oracle retaining the cash into which the restricted shares were converted in the merger and paying to the former holder of the restricted shares the repurchase price (if any) applicable for each share subject to that right immediately prior to the effective time.

ESPP

We have agreed to accelerate the purchase period under our employee stock purchase plan in effect at the effective time so that outstanding purchase rights under the plan will be exercised immediately prior to the effective time. We have also agreed to take all actions necessary to ensure that no further offering period will commence under our employee stock purchase plan following the date of the merger agreement, to permit participants to exercise purchase rights immediately prior to the effective time of the merger, and to refund any amounts remaining in the plan after that exercise. We will then terminate our employee stock purchase plan immediately prior to, and effective as of, the effective time of the merger.

Effective Time Of The Merger

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Oracle and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date, which will not be later than the second business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement.

Delisting And Deregistration Of Agile’s Common Stock

If the merger is completed, our common stock will no longer be traded on The Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences Of The Merger

The following is a summary of the material U.S. federal income tax consequences of the merger relevant to United States Holders (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof, and all of which may change, possibly with retroactive effect. This summary is written on the basis that shares of our common stock are held as capital assets within the meaning of Section 1221 of the Code. This summary is for general information only and does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances or to those holders who may be subject to special rules under the U.S. federal income tax laws, including, without limitation, banks or other financial institutions, insurance companies, broker-dealers, persons who elect to mark to market their securities holdings, U.S. expatriates, tax-exempt organizations, persons who are not United States Holders, persons that are, or are holding our common stock through, S-corporations, partnerships or other pass through entities, persons who are subject to alternative minimum tax, persons who hold their shares of our common stock as a position in a “straddle” or as part of a “hedging,” “conversion,” or other constructive sale transaction, persons that have a functional currency other than the U.S. dollar, persons validly exercising appraisal rights, persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation or persons who own shares of restricted stock. In addition, this discussion does not address any tax consequences of the merger other than United States federal income tax consequences, and in particular it does not address any state, local or foreign tax consequences.

We urge you to consult your tax advisor to determine the particular tax consequences to you (including the application and effect of any federal, state, local or foreign income and other tax laws) of the receipt of cash in exchange for our common stock pursuant to the merger.

For purposes of this discussion, a “United States Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or another entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person.

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize capital gain or loss equal to the difference, between the amount of cash received in exchange for such United States Holder’s common stock and the United States Holder’s adjusted tax basis in such common stock. Any such gain or loss would be long-term capital gain or loss if the United States Holder’s holding period in our common stock exceeded one year as of the date of the merger. If a United States Holder acquired different blocks of our common stock at different times or different prices, the United States Holder must calculate its gain or loss and determine its adjusted tax basis and holding period separately with respect to each block of our common stock. Long-term capital gain of United States Holders who are individuals is generally subject to tax at a reduced rate. Capital gain of corporate stockholders is generally taxable at the regular tax rates applicable to corporations. The deductibility of capital losses is subject to limitations.

Under the Code, a United States Holder may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such United States Holder is a corporation or other exempt recipient. Backup withholding (currently at a rate of 28%) may also apply to a United States Holder with respect to payments made in connection with the merger, unless such holder properly provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service in a timely manner.

The foregoing does not purport to be a complete analysis of the potential tax considerations relating to the merger, and is not tax advice. Holders of our common stock are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local, foreign and other tax laws.

Regulatory Matters

HSR Act

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules thereunder, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. On May 31, 2007, Oracle and we each filed a notification and report form pursuant to the Hart-Scott-Rodino Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The successful completion of the applicable notification and waiting requirements under the Hart-Scott-Rodino Act will be effective for one year from the termination of the waiting period. If the completion occurs later than one year after the termination of the waiting period, a further Hart-Scott-Rodino filing and waiting period requirement will arise. Even if the waiting period is terminated, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to impose conditions upon completion of the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

German Federal Cartel Office Review

The merger is subject to review by the German Federal Cartel Office (“FCO”) under the Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen). A transaction that is subject to German merger control may not be completed before either the FCO has cleared the transaction or the relevant waiting period has expired without the FCO having prohibited the transaction. In practice, the FCO always issues a decision before expiration of the waiting period. After submission of a complete notification, the FCO must decide within one month whether to clear the transaction or to commence a second-stage investigation. Second-stage decisions must be issued within four months from the filing date. The four-month period may be further extended, provided that the notifying parties consent to such extension. On June 1, 2007, Oracle submitted the required notification to the FCO.

Austria

The transaction is subject to Austrian merger control. Transactions subject to Austrian merger control may not close until regulatory clearance is obtained. Upon receipt of the notification, the Austrian Federal Competition Authority (“FCA”) forwards a copy of the notification to the Federal Cartel Prosecutor (“FCP”) and publishes a short summary of the notification on its website. Both the FCA and the FCP (“statutory parties”) have the right to initiate proceedings for an in-depth review of merger cases (phase II) before the Vienna Court of Appeal as Cartel Court, which is the sole adjudicator in competition law matters. A transaction is cleared if neither statutory party requests initiation of phase II-proceedings within four weeks or if both statutory parties have waived their right to make such request. In the event that the FCA or the FCP requests a phase II-review, the Cartel Court has five months to reach a prohibition or clearance decision. On June 1, 2007, Oracle submitted the required notification to the FCA.

Brazil

The transaction is subject to Brazilian merger control. Transactions subject to Brazilian merger control must be notified to the Antitrust Commission (“CADE”) within 15 business days of the execution of the merger agreement by the parties. The Ministry of Finance (“SEAE”) and Ministry of Justice (“SDE”) review merger control notifications that are submitted to CADE, as well, although CADE is the final decision-making agency. Merger control notifications in Brazil do not impose a pre-closing waiting period on the parties, and parties therefore can close and implement a transaction before clearance by CADE. On June 1, 2007, Oracle submitted the required notification to the Brazilian authorities.

China

The transaction is subject to review in the People’s Republic of China (“PRC”), by the Ministry of Commerce (“MOFCOM”), and the State Administration of Industry and Commerce (“SAIC”), pursuant to the Regulations on Acquisitions of Domestic Enterprises by Foreign Investors (“Regulations”). MOFCOM, SAIC, and other agencies that regulate foreign trade in China jointly issued new Guidelines on Antitrust Filings for Mergers & Acquisitions of Domestic Enterprises by Foreign Investors on March 8, 2007 (“Guidelines”). Under the Regulations and Guidelines, a transaction is deemed to be approved upon the expiration of the 30th business day after the receipt of a complete set of filing materials by the authorities, unless the authorities issue a notice of extended review to the parties. If the review period is extended, a transaction is deemed approved upon the expiration of the 90th business day after the receipt of a complete set of filing materials, unless the authorities issue a notice of approval or a notice of disapproval. On June 1, 2007, Oracle submitted the required notification to the Chinese authorities.

General

Comparable notifications and antitrust reviews may be required in one or more additional jurisdictions. The parties are currently evaluating the need for such notifications. Those material to the completion of the merger have been or will be effected as soon as possible. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, some form of regulatory concessions. There can be no assurance that Oracle or we will be able to satisfy or comply with these conditions or be able to cause our respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for Oracle after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by Oracle and us or on terms that will be satisfactory to Oracle and us. See “The Merger Agreement—Conditions To The Completion Of The Merger.”

Under the terms of the merger agreement, Oracle is not required to, or to agree to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, any business or assets of Oracle, us or any of our respective subsidiaries.

Litigation

On May 16, 2007, an action, Carl Sulzberger v. Agile Software Corporation., et al., was filed in the Superior Court of the State of California for the County of Santa Clara. In this action, the plaintiffs named as defendants our board of directors and us. The complaint asserts claims on behalf of our public stockholders who are similarly situated with the plaintiffs. Among other things, the complaint alleges that the members of our board of directors have breached their fiduciary duties to our public stockholders, that our directors engaged in self-dealing in connection with approval of the merger, and that our directors failed to take steps to maximize our value to our public stockholders. The complaint seeks class certification and certain forms of equitable relief, including enjoining the consummation of the merger. We believe that the allegations are without merit and intend to vigorously contest the action. However, there can be no assurance that we or the other defendants will be successful in our or their defense.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement and is hereby incorporated into this document by reference.

The merger agreement and the following summary have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide you with any factual information about any party to the merger agreement, including any information about their condition (financial or otherwise). Specifically, although the merger agreement contains representations and warranties of each of Agile, Aqua Acquisition and Oracle, the assertions embodied in those representations and warranties were made for purposes of the merger agreement and the closing conditions under the merger agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement, including exceptions and other information contained in confidential disclosure schedules that the parties exchanged in connection with signing the merger agreement that are not included in this document. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in our or Oracle’s public disclosures. Accordingly, you should not look to or rely on such representations and warranties for information about the parties to the merger agreement. You should read the merger agreement together with the other information covering Agile and Oracle that each company publicly files in reports and statements with the Securities and Exchange Commission.

Structure and Effective Time

The merger agreement provides for the merger of Aqua Acquisition with and into us. At that time, the separate corporate existence of Aqua Acquisition will cease and we will continue as the surviving corporation of the merger and as a wholly owned subsidiary of Oracle.

The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State (or at a later time as specified in the certificate of merger). We will file the certificate of merger as soon as practicable on or after the closing, which will take place no later than two business days after the satisfaction or waiver of the parties’ conditions to completion of the merger. See “—Conditions To The Completion Of The Merger.” Following the completion of the merger, our common stock will no longer be listed on The Nasdaq Global Market, will be deregistered under the Securities Exchange Act of 1934, as amended, and will no longer be publicly traded. We will be a privately held corporation and our current stockholders will cease to have any ownership interest in Agile or rights as Agile stockholders. Therefore, our current stockholders will not participate in any future earnings or growth of Agile and will not benefit from any appreciation in the value of Agile.

Merger Consideration

The merger agreement provides that each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $8.10 in cash, without interest. All treasury shares and shares owned by Oracle will be cancelled at the effective time of the merger and no payment will be made for those shares. If appraisal rights for any of our shares are perfected by any of our stockholders, then those shares will be treated as described under “The Merger—Appraisal Rights.”

After the merger is effective, each holder of a certificate or book entry position representing shares of our common stock will no longer have any rights as a stockholder of Agile with respect to the shares, except for the right to receive the merger consideration.

See “The Merger—Effect On Awards Outstanding Under Agile’s Stock Plans” for a description of the treatment of stock options, restricted shares and purchase rights under our employee stock purchase plan.

Payment Procedures

Effective automatically upon completion of the merger, you will have the right to receive the per share merger consideration in cash, without interest. Prior to the effective time of the merger, Oracle will enter into an agreement with a third party reasonably acceptable to Agile to act as exchange agent under the merger agreement. At the effective time of the merger, Oracle will make available to the exchange agent cash in an amount sufficient to enable the exchange agent to pay the aggregate merger consideration to the holders of shares of our common stock.

Promptly after the effective time of the merger, the exchange agent will mail to each record holder of shares, as of the effective time, a letter of transmittal and instructions for use in surrendering certificates (for certificated shares) or shares you may hold represented by book entry in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate (for certificated shares) for cancellation to the exchange agent, together with a letter of transmittal, duly completed and executed in accordance with the instructions, and such other customary documents as the exchange agent may require, or upon surrender of book entry shares, the holder of such shares will be entitled to receive the merger consideration into which the number of such shares will have been converted pursuant to the merger agreement, without any interest thereon. The surrendered certificates or book entry shares will be cancelled.

If payment of the merger consideration is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it will be a condition to such payment that the certificate or instrument so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the person requesting such payment will have paid all taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or will have established to the satisfaction of the exchange agent that such tax is not payable.

In the event any certificates representing shares of our common stock have been lost, stolen or destroyed, the exchange agent will issue the merger consideration to such stockholder upon the making of an affidavit of that fact by the holder thereof; provided that Oracle may, in its discretion, require such stockholder to deliver a bond in a customary and reasonable amount as it may direct as indemnity against any claim that may be made against Oracle with respect to the certificates alleged to have been lost, stolen or destroyed.

You should not send your certificates now, and should send them only pursuant to instructions set forth in the letter of transmittal to be mailed to stockholders promptly after the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement, the merger agreement and such letters of transmittal.

Six months after the effective time of the merger, the exchange agent will deliver to Oracle, upon demand, any funds made available to the exchange agent which have not been disbursed to holders of our common stock. Any holders of our common stock who have not complied with the above-described procedures to receive payment of the merger consideration during such period may thereafter look only to Oracle for payment, without interest, of the merger consideration to which they are entitled. Oracle will not be liable to any holder of shares of our common stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of our common stock two years after the effective time of the merger, or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority, will become, to the extent permitted by applicable law, the property of Oracle, free and clear of any claims or interests of any person previously entitled thereto.

Certificate of Incorporation and By-Laws

At the effective time of the merger, our amended and restated certificate of incorporation will be amended and restated and will become the certificate of incorporation of the surviving corporation of the merger. The bylaws of Aqua Acquisition as in effect immediately prior to the effective time will become the bylaws of the surviving corporation of the merger.

Directors and Officers

The merger agreement provides that the directors and officers of Aqua Acquisition immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation of the merger.

Representations and Warranties

The merger agreement contains representations and warranties of us as to, among other things:

•	our organization, good standing and corporate power;

•	the authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	the required vote of our stockholders in connection with the merger;

•	the approval of the merger and the recommendation of the merger by our board of directors;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with our governing documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•	our capitalization;

•	our subsidiaries;

•	our Securities and Exchange Commission filings;

•	our financial statements;

•	our internal controls over financial reporting;

•	our disclosure controls and procedures;

•	the accuracy and compliance as to form with applicable securities laws of this proxy statement;

•	the absence of a material adverse effect (as defined below) and certain other changes or events related to us or our subsidiaries since January 31, 2007;

•	the absence of undisclosed liabilities;

•	legal proceedings;

•	our compliance with applicable laws and governmental authorizations;

•	certain material contracts to which we or our subsidiaries are a party or are bound;

•	tax matters;

•	employee benefit plans and labor matters;

•	our insurance policies;

•	environmental matters;

•	intellectual property and computer software;

•	real property;

•	interested party transactions;

•	the legality of our business practices;

•	the absence of undisclosed banking or broker’s fees;

•	the opinion of our financial advisor, Citigroup; and

•	the amendment of our stockholder rights plan and the inapplicability of anti-takeover statutes to the merger.

For purposes of the merger agreement, a “material adverse effect” means (1) an effect that would prevent or delay beyond October 31, 2007 our ability to consummate the merger, and (2) a material adverse effect on the business, financial condition or results of operations of us and our subsidiaries, taken as a whole, excluding any effect resulting from or arising out of:

•	the announcement, pendency or consummation of the merger (including any loss of or adverse change in the relationship of us and our subsidiaries with our employees, customers, partners or suppliers);

•	general market, economic or political conditions (including acts of terrorism or war) that do not disproportionately affect us and our subsidiaries taken as a whole;

•	general conditions in the industry in which we and our subsidiaries operate that do not disproportionately affect us and our subsidiaries taken as a whole;

•	any changes (after the date of the merger agreement) in generally accepted accounting principles or applicable law;

•

any failure to take any action as a result of certain restrictions or other prohibitions set forth in the merger agreement or the taking of any specific action expressly required by the merger agreement;

•	any failure of us to meet internal or analysts’ expectations or projections (although any cause of any such failure may be taken into consideration); or

•

any proceeding made or brought by any holder of our shares (on the holder’s own behalf or on behalf of us) arising out of or related to the merger agreement or any of the transactions contemplated by the merger agreement (including the merger).

In addition, the merger agreement contains representations and warranties by Oracle as to:

•	organization, good standing and corporate power;

•	the authorization, execution, delivery, performance and the enforceability of the merger agreement and related matters;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with Oracle’s governing documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•	information supplied by Oracle that is included in this proxy statement;

•	ownership of our securities by Oracle or its subsidiaries;

•	adequacy of capital resources to complete the merger;

•	legal proceedings; and

•	capitalization of Aqua Acquisition.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Covenants; Conduct of Our Business Prior to the Merger

We have agreed in the merger agreement as to ourselves and our subsidiaries that, subject to certain exceptions or to the extent Oracle gives prior written consent, between the date of the merger agreement and the effective time of the merger, we will carry on our business in the ordinary course consistent with past practice.

In addition, we have agreed that, subject to specified exceptions, neither we nor any of our subsidiaries may, without Oracle’s prior written consent, take the following actions:

•	amend our certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise);

•

declare, set aside or pay any dividends or any other distributions in respect of, or enter into any agreement with respect to the voting of, any of our capital stock or the capital stock of our subsidiaries (other than dividends and distributions by a direct or indirect wholly owned subsidiary of one of our subsidiaries to its parent);

•	split, combine or reclassify any of our capital stock or the capital stock of our subsidiaries;

•	issue or authorize the issuance of any other securities in exchange for shares of capital stock of us or our subsidiaries;

•

purchase, redeem or otherwise acquire any of our or our subsidiaries’ securities (other than repurchases, at cost, of restricted shares under specified circumstances or the taking back of shares to pay taxes as restrictions lapse on restricted shares in the ordinary course of business consistent with past practices);

•	take any action that would result in any adverse amendment, modification or change of any term of our or our subsidiaries’ indebtedness;

•

issue, deliver, sell, grant, pledge, transfer, subject to any lien or otherwise encumber or dispose of our securities or our subsidiaries’ securities, other than issuing common stock based on the exercise of options outstanding on the date of the merger agreement, options granted pursuant to offer letters outstanding on the date of the merger agreement and common stock pursuant to our employee stock purchase plan;

•	amend any term of any of our or our subsidiaries’ securities;

•

adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us or any of our subsidiaries;

•

incur any capital expenditures or any obligations or liabilities in respect thereof, except for capital expenditures disclosed in the cap ex budget we provided to Oracle prior to the date of the merger agreement;

•	acquire any business, division or other material assets other than assets acquired in the ordinary course of business consistent with past practice;

•	sell, lease, license, pledge, transfer, subject to any lien or otherwise dispose of any of our material assets or properties, except for:

•

non-exclusive licenses of intellectual property on our standard form in the ordinary course of business consistent with past practice (except that we may depart from the standard form in a manner that is not reasonably likely to result in material and adverse harm to our or Oracle’s business);

•	sales of inventory or used equipment in the ordinary course of business consistent with past practice;

•	and permitted liens (as defined in the merger agreement);

•	subject to applicable law:

•

grant to any of our or our subsidiaries’ current or former directors, officers, employees or consultants any increase in compensation, bonus or other benefits, except (1) increases in base salaries of non-executive officer employees in accordance with past practices as long as those increases do not exceed $500,000 in the aggregate (up to $400,000 of which will be exclusively for the granting of merit increases to employees of our Cimmetry subsidiary), or (2) bonuses granted in accordance with bonus plans, policies, agreements or arrangements existing on the date of the merger agreement and disclosed to Oracle; or

•

grant to any of our or our subsidiaries’ current or former directors, officers, employees or consultants any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination of an employee and under plans, policies, agreements or arrangements existing on the date of the merger agreement and disclosed to Oracle or to the extent required by law;

•

establish, adopt, enter into or amend any employee benefit plan or employee related agreement (other than offer letters that contemplate “at will” employment without severance benefits) or collective bargaining agreement;

•

take any action to accelerate any rights or benefits, or take any action to fund or in any other way secure the payment of, compensation or benefits under any employee benefit plan or employee-related agreement;

•

make anyone a beneficiary of any retention or severance plan under which that person is not as of the date of the merger agreement a beneficiary which would entitle such person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by the merger agreement;

•

write down any of our material assets or make any change in any method of accounting principles, method or practices, except for changes required by generally accepted accounting principles or applicable law (after consultation with our independent auditors);

•

repurchase, prepay or incur any debt in excess of $500,000 in the aggregate (including by way of a guarantee or an issuance or sale of debt securities), or issue or sell options, warrants, calls or other rights to acquire any debt securities of us or our subsidiaries, enter into any “keep well” or other contract to maintain any financial statement or similar condition of another person, or enter into any arrangement having the economic effect of any of the foregoing items, except in connection with the financing of ordinary course trade payables consistent with past practice and accounts payable incurred in the ordinary course of business consistent with past practice;

•

make any loans, advances or capital contributions to, or investments in, any other person or entity, except (1) to us or our subsidiaries, (2) accounts receivable and extensions of credit in the ordinary course of business, or (3) advances of expenses to employees, in each case in the ordinary course of business consistent with past practice;

•

except with Oracle’s prior written consent, which cannot be unreasonably withheld or delayed, pay, discharge, settle or satisfy any claim, liability or obligation (other than arising from a legal proceeding) in excess of $250,000 in any individual case, except, in the ordinary course of business consistent with past practice or as required by their terms, to the extent such claim, liability or obligation is reserved against on our January 31, 2007 balance sheet (up to the amount of the reserve) or incurred since January 31, 2007 in the ordinary course of business consistent with past practice (although, in each case, no payment, discharge, settlement or satisfaction can include any material obligation by us or our subsidiaries after the closing date, other than the payment of money);

•

except with Oracle’s prior written consent, which cannot be unreasonably withheld or delayed, waive, relinquish, release, grant or transfer any right with a value of more than $250,000 except in the ordinary course of business consistent with past practice;

•

except with Oracle’s prior written consent, which cannot be unreasonably withheld or delayed, waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar contract to which we or our subsidiaries are a party;

•

except with Oracle’s prior written consent, which cannot be unreasonably withheld or delayed, terminate, renew, amend or modify in any material respect or fail to enforce any (1) contracts with our 20 largest customers and suppliers, (2) other contracts involving payments by us or our subsidiaries of $1 million or more in any fiscal year or $3 million or more over the last three fiscal years, and (3) other contracts involving payments to us or any of our subsidiaries of $1 million or more in any fiscal year or $3 million or more over the last three fiscal years;

•

enter into any contracts described in the immediately preceding bullet point other than contracts on our standard form in the ordinary course of business consistent with past practice (except that we may depart from the standard form in a manner that is not reasonably likely to result in material and adverse harm to our or Oracle’s business);

•

except with Oracle’s prior written consent, which cannot be unreasonably withheld or delayed, enter into, terminate, renew, amend or modify in any material respect or fail to enforce (1) contracts with certain types of provisions (including non-competition provisions or similar restrictions on our ability to conduct business, exclusivity provisions, “most favored nation” or similar provisions, requirements provisions, provisions providing a third party with access to source code or the escrow of source code, (2) licenses to intellectual property (other than non-exclusive licenses in the ordinary course of business consistent with past practice), and (3) other types of contracts (including leases or subleases involving payments of more than $100,000 per year, loan agreements, government contracts, third party development agreements, employment agreements, partnership agreements and collective bargaining agreements);

•

engage in (1) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (2) any practice which would have the effect of modifying the fiscal quarter during which collections of receivables or payments by us or any of our subsidiaries occur such that such collections or payments occur during a fiscal quarter other than as would be expected based on past practice, or (3) any other promotional sales or discount activity, in each case in a manner outside the ordinary course of business;

•

make or change any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting, materially amend any tax returns or file claims for material tax refunds, enter into any closing agreement, settle any material tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability;

•

except with Oracle’s prior written consent, which cannot be unreasonably withheld or delayed with respect to pending proceedings, institute any proceeding or settle or agree to settle any proceeding, pending or threatened, before any arbitrator, court or other governmental authority for more than $250,000 (except proceedings brought against Oracle or settlements reserved for on our January 31, 2007 balance sheet), but we cannot settle any proceeding by agreeing to any conduct remedy or an injunction or similar relief;

•

except with Oracle’s prior written consent, which cannot be unreasonably withheld or delayed, hire, elect or retain any officer or hire any employee or retain the services of a consultant, except for prospective employees whose offer letters have been provided to Oracle before the date of the merger agreement; or

•	authorize, commit or agree to take any of the foregoing actions.

Board Recommendation; No Solicitation of Alternative Proposals

We have agreed to certain limitations on our ability to take action with respect to other acquisition transactions. Except as set forth below, we have agreed that neither we nor any of our subsidiaries will, nor will we or any of our subsidiaries authorize or permit any of our or their directors, officers, employees or representatives to, directly or indirectly solicit, initiate or knowingly take any action to facilitate or encourage any acquisition proposal or any proposal that could reasonably be expected to lead to an acquisition proposal. In addition, we may not:

•

conduct or engage in any discussions or negotiations with, disclose any non-public information relating to us or any of our subsidiaries to, afford access to the business, properties, assets, books or records of us or any of our subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, an acquisition proposal;

•

amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of us or any of our subsidiaries, approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or amend or grant any waiver or release or approve any transaction or redeem any rights under our rights agreement; or

•

enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any acquisition proposal.

Under the merger agreement, “acquisition proposal” means any offer or proposal by a third party with respect to:

•

any acquisition or purchase, directly or indirectly, of 15% or more of any class of our outstanding voting or equity securities, or any tender offer or exchange offer that, if consummated, would result in any third party beneficially owning 15% or more of any class of our outstanding voting or equity securities;

•

any merger, amalgamation, consolidation, share exchange, business combination or other similar transaction involving us or any of our subsidiaries pursuant to which our stockholders immediately preceding such transaction hold, directly or indirectly, less than 85% of the equity interests in the surviving or resulting entity of such transaction;

•

any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 15% or more of our assets or any of our subsidiaries (measured by the lesser of book or fair market value thereof); or

•	any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of us or any of our subsidiaries.

Notwithstanding these limitations, prior to the time that our stockholders approve and adopt the merger agreement and after delivery of prior written notice to Oracle advising Oracle that it intends to take the action, if our board of directors determines in good faith by a majority vote, after consultation with our outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, our board of directors may,:

•

engage in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited acquisition proposal in writing that our board of directors believes in good faith, after consultation with our outside legal counsel and financial advisor, constitutes or would reasonably be expected to result in a superior proposal (as defined below); and

•

thereafter furnish to such third party non-public information relating to us or any of our subsidiaries pursuant to an executed confidentiality agreement with terms no less favorable to us than those contained in the confidentiality agreement with Oracle.

We may also take any action that any court of competent jurisdiction orders us to take if such order has not been stayed.

Under the merger agreement, “superior proposal” means any bona fide, unsolicited written acquisition proposal made by a third party, which proposal did not result from a breach of our no-solicitation covenant and which, if consummated, would result in the third party (or in the case of a direct merger between the third party or any subsidiary of the third party and us, the stockholders of the third party) owning, directly or indirectly, all of the outstanding shares of our common stock, or all or substantially all the consolidated assets of us and our subsidiaries, and which our board of directors determines in good faith by a majority vote, after consultation with our outside legal counsel and financial advisor and taking into account all of the terms and conditions of such acquisition proposal and all financial, legal, regulatory and other aspects of such acquisition proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and time to consummation, (1) is more favorable from a financial point of view to our stockholders (including any changes to the terms of the merger agreement by Oracle in response to such superior proposal), and (2) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party).

Our board of directors has agreed to recommend adoption of the merger agreement. Our board has further agreed that it will not fail to make, withdraw or modify, in a manner adverse to Oracle or Aqua Acquisition, its recommendation that our stockholders adopt the merger agreement, recommend another acquisition proposal, fail to recommend against acceptance of any tender offer or exchange offer within 10 business days after commencement, make any public statement inconsistent with its recommendation in favor of adoption of the merger agreement, or resolve or agree to take any of the foregoing actions (referred to as an “adverse recommendation change”), unless:

•	such adverse recommendation change is in connection with a superior proposal;

•

our board of directors determines, in good faith by a majority vote (after consultation with our outside legal counsel), that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	we give Oracle five business days’ notice before making an adverse recommendation change;

•	we provide certain information about the superior proposal to Oracle (including a copy of the proposed agreement); and

•

Oracle does not make, within five business after receipt of the notice from us, an offer that is determined by our board of directors in good faith, after consultation with our outside legal counsel and financial advisor, to be at least as favorable to our stockholders as the superior proposal.

Under the terms of the merger agreement, we are required to notify Oracle promptly (but in no event later than 24 hours) after we obtain knowledge of receipt of any acquisition proposal, of any inquiry that would reasonably be expected to lead to an acquisition proposal or any request for nonpublic information relating to us or our subsidiaries by any third party. In addition, we must keep Oracle reasonably informed on a prompt basis of the status and terms of any acquisition proposal, indication or request, including any material amendments or proposed amendments as to price or other material terms. We must also promptly provide to Oracle any nonpublic information provided to any third party that was not previously provided to Oracle.

Indemnification and Insurance

We and Oracle have agreed that all rights of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of our and our subsidiaries’ current and former directors or officers, as provided in their respective certificates of incorporation or by-laws or other comparable organizational documents, and any indemnification or other agreements in effect as of the date of the merger agreement will be assumed by the surviving corporation of the merger, and will continue in full force and effect in accordance with their terms. The merger agreement further provides that for six years after the effective time of the merger, the surviving corporation of the merger will (and Oracle will cause the surviving corporation of the merger to) maintain directors’ and officers’ liability insurance for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement, subject to a cap equal to 200% of our current annual premium. See “The Merger—Interests Of Agile’s Directors and Management In The Merger—Indemnification and Insurance.”

Employee Benefit Matters

Oracle has agreed (1) to provide our employees who become employees of Oracle or any subsidiary of Oracle (including the surviving corporation of the merger and its subsidiaries) with credit for prior service to us, for eligibility to participate and vesting purposes, under our or Oracle’s benefit plans (other than equity compensation or sabbatical plans), and (2) with respect to welfare plans, to waive all limitations as to pre-existing conditions, waiting periods and exclusions with respect to participation and coverage requirements under applicable Oracle plans, subject to certain limitations, and to provide credit for any co-payments and deductibles paid by such employees in the calendar year, and prior to the date, that such employees commence participating in applicable Oracle plans.

Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, we and Oracle have agreed to use our respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to complete the merger. However, the merger agreement does not require Oracle or its subsidiaries to divest any assets or agree to restrict the ownership or operation of any of our or Oracle’s or any of our or its subsidiaries’ business or assets. In addition, neither Oracle nor its subsidiaries are obligated to litigate or participate in litigation of any judicial or administrative proceedings brought by any governmental authority:

•

challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the merger or the other transactions contemplated by the merger agreement or seeking to obtain from Oracle or any of its subsidiaries any damages in connection therewith;

•

seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by us, Oracle or any of our or its respective affiliates of all or any portion of the business, assets or any product of us or any of our subsidiaries or Oracle or any of its subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of us or any of our subsidiaries or Oracle or any of its subsidiaries, in each case as a result of or in connection with the merger or any of the other transactions contemplated by the merger agreement;

•

seeking, directly or indirectly, to impose or confirm limitations on the ability of Oracle or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any of our shares or any shares of common stock of the surviving corporation of the merger; or

•	seeking to require divestiture by Oracle or any of its affiliates of any of our shares.

Other Covenants

The merger agreement contains a number of other covenants, including covenants relating to:

•	preparation of this proxy statement and holding of the special meeting;

•	public announcements;

•	product remediation;

•	governmental filings;

•	access to information; and

•	notice of certain events.

Conditions To Completion Of The Merger

The obligations of us and Oracle to complete the merger are subject to the satisfaction of the following conditions:

•	the merger agreement will have been adopted by the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote thereon;

•	no applicable law or order that prohibits the consummation of the merger must be in effect;

•	the applicable waiting period under the HSR Act will have expired or terminated; and

•	requisite approvals under German, Austrian and Chinese competition laws will have been received and the waiting periods under such foreign competition laws must have expired or terminated.

Oracle’s and Aqua Acquisition’s obligations to complete the merger are also subject to the following conditions:

•

the following Agile representations and warranties must be accurate in all material respects as of the closing date: organization, good standing, corporate power, corporate authorization, capitalization, broker fees, the opinion of Citigroup and the inapplicability of anti-takeover statutes/amendment of our rights plan;

•

all other representations made by us, (1) disregarding any materiality or material adverse effect qualifications contained in such representations, must be accurate in all respects as of the closing date for the merger as if made at and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties must be accurate in all material respects as of such earlier date), provided that all other representations and warranties made by us will be deemed accurate unless the aggregate impact of their failure to be accurate would reasonably be expected to have a material adverse effect, as defined, and (2) will be true and correct in all material respects if the breach of such other representations and warranties would reasonably be expected to have a material and adverse effect on the business of Oracle and its subsidiaries, taken as a whole, at or following the effective time;

•	we will have performed in all material respects all of our obligations required to be performed by us at or prior to the closing;

•	there must not have been instituted or pending any proceeding by any governmental authority that is continuing as of the effective time of the merger:

•

challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the merger or seeking to obtain material damages in connection therewith;

•

seeking to restrain or prohibit Oracle’s ownership or operation (or that of its affiliates) of all or any material portion of the business, assets or products, of us and our subsidiaries, taken as a whole, or of Oracle and its subsidiaries, taken as a whole, or to compel Oracle or any of its affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of us and our subsidiaries, taken as a whole, or of Oracle and its subsidiaries, taken as a whole;

•

seeking, directly or indirectly, to impose or confirm material limitations on the ability of Oracle or any of its affiliates effectively to acquire, hold or exercise full rights of ownership of any our shares or any shares of common stock of the surviving corporation of the merger, including the right to vote our shares or the shares of common stock of the surviving corporation of the merger acquired or owned by Oracle, Aqua Acquisition or any of Oracle’s other affiliates on all matters properly presented to our stockholders; or

•	seeking to require divestiture by Oracle, Aqua Acquisition or any of Oracle’s other affiliates of any of our shares.

•

there must not have been any action taken, or any applicable law proposed, enacted, enforced, promulgated, issued or deemed applicable to the merger, in each case by any governmental authority, other than the application of the waiting period provisions of the HSR Act or of any foreign competition laws, that, in the reasonable judgment of Oracle, is likely, directly or indirectly, to result in any of the consequences listed in the immediately preceding sub bullet points; and

•	there must not have been any change in our or our subsidiaries’ business, financial condition or operations or results of operations that is or is likely to have a material adverse effect.

Our obligation to complete the merger is also subject to the following conditions:

•

the representations and warranties of Oracle contained in the merger agreement must be accurate in all material respects at and as of the closing date of the merger as if made at and as of such time (other than such representations or warranties that address matters only as of a certain date, which must be true in all material respects as of such date); and

•	each of Oracle and Aqua Acquisition must have performed in all material respects all of its obligations required to be performed by it at or prior to the effective time of the merger.

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger:

•	by the mutual written agreement of us and Oracle;

•	by either us or Oracle if:

•

the merger has not been consummated on or before October 31, 2007; provided that the right to terminate under this provision will not be available to any party whose material breach of the merger agreement resulted in the failure of the effective date of the merger to occur on or before October 31, 2007;

•	there is any applicable law or order that has become final and non-appealable that makes completion of the merger illegal or otherwise prohibited or enjoins us or Oracle from completing the merger; or

•	our stockholders do not adopt the merger agreement upon a vote of our stockholders held at the special meeting.

•	by Oracle if:

•	our board of directors makes an adverse recommendation change;

•	we enter into, or publicly announce our intention to, enter into a definitive agreement or agreement in principle with respect to a superior proposal;

•	we or any of our representatives willfully and materially breach our obligations concerning solicitation of other offers;

•

we breach any representation or warranty or fail to perform any covenant or agreement under the merger agreement that would cause the conditions to closing relating to our representations, warranties and covenants not to be satisfied, but if the breach is capable of being cured within 30 days, and before October 31, 2007, through the exercise by us of commercially reasonably efforts, then Oracle cannot terminate the agreement if we continue to exercise commercially reasonable efforts during the 30-day period to cure the breach or the breach is cured; or

•	by us if:

•

prior to adoption of the merger agreement by our stockholders, our board authorizes us to accept or enter into a binding definitive agreement for a superior proposal; provided that: (1) we pay the termination fee required by the merger agreement; (2) we notify Oracle, in writing and at least five business days prior to such termination, of our intention to terminate the merger agreement to enter into a binding written agreement for a superior proposal; and (3) Oracle does not make, within five days of receipt of that notice, an offer that our board of directors determines, in good faith after consultation with our financial advisors, is at least as favorable to our stockholders as the superior proposal; or

•

Oracle breaches any representation or warranty or fails to perform any covenant or agreement under the merger agreement that would cause the conditions to closing relating to its representations, warranties and covenants not to be satisfied, but if the breach is capable of being cured within 30 days, and before October 31, 2007, through the exercise by Oracle of commercially reasonably efforts, then we cannot terminate the agreement if Oracle continues to exercise commercially reasonable efforts during the 30-day period to cure the breach or the breach is cured.

Termination Fee

We are obligated to pay Oracle a fee of $16,400,000 if the merger agreement is terminated because:

•	Oracle terminates the merger agreement because our board of directors makes an adverse recommendation change;

•	Oracle terminates the merger agreement because we enter into, or publicly announce our intention to, enter into a definitive agreement or agreement in principle with respect to a superior proposal;

•	Oracle terminates the merger agreement because we or any of our representatives willfully and materially breach our obligations concerning solicitation of other offers; or

•	we terminate the merger agreement to enter into a binding definitive agreement for a superior proposal.

We are also obligated to pay a termination fee of $16,400,000 if the merger agreement is terminated because our stockholders fail to adopt the merger agreement at the special meeting and, prior to the special meeting, an acquisition proposal had been publicly made, and within 12 months following the date of such termination we enter into a definitive agreement with respect to, recommend to our stockholders, or complete an acquisition proposal (except references to 15% and 85% in the definition of “acquisition proposal” will be deemed references to 50%).

We are further obligated to pay a termination fee of $16,400,000 if the merger agreement is terminated because the merger does not close by October 31, 2007 and, prior to termination of the merger agreement, an acquisition proposal had been publicly made, and within 12 months following the date of such termination we enter into a definitive agreement with respect to, recommend to our stockholders, or complete, an acquisition proposal (except references to 15% and 85% in the definition of “acquisition proposal” will be deemed references to 50%).

Expenses

Pursuant to the merger agreement, whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such fees or expenses, except that we and Oracle will share equally fees and expenses relating to the printing, filing and mailing of this proxy statement and filing fees payable pursuant to applicable antitrust laws.

In addition, we will be required to reimburse Oracle for its documented reasonable out-of-pocket expenses incurred by it and its affiliates in connection with the transactions contemplated by the merger agreement, in an amount up to $5,000,000, if the merger agreement is terminated because our stockholders fail to adopt the merger agreement at the special meeting. Any payment of Oracle’s expenses by us will be credited against any termination fee that may become payable by us under the last two paragraphs under “Termination Fee” above.

Amendment

The merger agreement may be amended by the parties at any time before or after any approval of the merger agreement by our stockholders, but after stockholder approval, no amendment may be made that by law requires further stockholder approval without such further stockholder approval.

THE VOTING AGREEMENTS

Contemporaneously with the execution and delivery of the merger agreement, Klaus Deiter-Laidig, Gareth Chang, Nancy J. Schoendorf, Ronald E.F. Codd, Bryan D. Stolle, Paul Wahl, Jay Fulcher, Carolyn Aver, Christopher L. Wong and Jeff Johnson, who were the directors and most of the executive officers of Agile as of the date of the merger agreement, in their capacity as stockholders of Agile, entered into voting agreements with Oracle. Approximately 3.73% of the outstanding Agile shares on the record date for the Agile special meeting are subject to the voting agreements. The shares covered by the voting agreements are referred to in this proxy statement as the “subject Agile shares.”

The following is a summary description of the voting agreements. The form of voting agreement is attached as Annex B to this proxy statement, which is hereby incorporated into this document by reference.

Each individual who entered into a voting agreement with Oracle agreed to vote the subject Agile shares at the Agile special meeting:

•	in favor of adoption of the merger agreement;

•	against any other acquisition proposal;

•	against any reorganization, recapitalization, liquidation or winding-up of Agile or any other extraordinary transaction involving us, other than the merger; and

•	against any proposal made in opposition to or in competition with consummation of the merger or the transactions contemplated by the merger agreement.

These individuals also agreed to grant to Oracle a proxy to vote the subject Agile shares on any of the foregoing matters at the Agile special meeting.

The individuals signing voting agreements have agreed that they will be bound by the non-solicitation provisions of the merger agreements described above under “The Merger Agreement—Board Recommendation; No Solicitation of Alternative Proposals.” These individuals further agreed to certain restrictions on the transfer of their subject Agile shares.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 1, 2007, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table in our most recent annual report on Form 10-K, and (iv) all of our directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each person named in the table has sole voting and sole investment powers with respect to all shares of common stock shown as beneficially owned by such person. Applicable percentage ownership in the table is based on 59,284,852 shares of common stock outstanding as of May 1, 2007. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission. Shares of common stock subject to options or warrants that are presently exercisable, or exercisable within 60 days of May 1, 2007, are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Beneficial Owner(1)	Number of Shares Beneficially Owned	Options(2)	Total Beneficially Owned(2)	Percent of Beneficial Ownership(3)
5% Stockholders
BlackRock, Inc.(4)	5,050,224	—	5,050,224	8.52%
Dimensional Fund Advisors LP(5)	4,834,319	—	4,834,319	8.15%
Columbia Wanger Asset Management, LP(6)	4,060,000	—	4,060,000	6.85%
Perry Corp.(7)	3,463,200	—	3,463,200	5.84%

Directors and Executive Officers
Bryan D. Stolle(8) (9)	1,152,093	628,850	1,780,943	2.97%
Gareth C. C. Chang	—	102,083	102,083	*
Ronald E. F. Codd	10,000	97,916	107,916	*
Klaus-Dieter Laidig	21,667	52,083	73,750	*
Nancy J. Schoendorf(10)	446,583	27,083	473,666	*
Paul Wahl	—	127,083	127,083	*
Jay B. Fulcher(9)	223,656	1,042,903	1,266,559	2.10%
Carolyn V. Aver	147,051	540,694	687,745	1.15%
Christopher Wong(9)	76,712	538,900	615,612	1.03%
Jeff G. Johnson	135,190	320,833	456,023	*
Kevin Kennedy(11)	90,996	15,000	105,996	*
Directors and executive officers as a group(11)	2,303,948	3,493,428	5,797,376	9.23%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Agile Software Corporation, 6373 San Ignacio Avenue, San Jose, CA 95119-1200.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person, within 60 days of a specific date, upon the exercise of options. Accordingly, this column includes all options that are currently exercisable, or will become exercisable within 60 days after May 1, 2007, by the beneficial owner.

(3)	Based on 59,284,852 shares of common stock outstanding as of May 1, 2007, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after May 1, 2007 are deemed outstanding for purposes of calculating that stockholder’s percentage beneficial ownership.

(4)

Based on Schedule 13G filed by BlackRock, Inc. with the SEC on 2/13/07. BlackRock, Inc. holds shared dispositive and voting power for 3,934,647 of the shares (representing 6.84% of beneficial ownership) with Master Value Opportunities Trust. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)	Based on Schedule 13G/A filed by Dimensional Fund Advisors LP (“DFA”) with the SEC on 2/09/07. DFA shares voting and dispositive power for the shares with certain unnamed funds, which beneficially own the shares. The address of DFA is 1299 Ocean Avenue, Santa Monica, CA 90401.

(6)	Based on Schedule 13G filed by Columbia Wanger Asset Management, L.P. (“Columbia”) with the SEC on January 11, 2007. Columbia holds sole dispositive and voting power for the shares. The address of Columbia is 227 West Monroe Street, Suite 300, Chicago, IL 60606.

(7)	Based on Schedule 13G filed by Perry Corp with the SEC on February 12, 2007. Perry Corp holds sole dispositive and voting power for the shares. The address of Perry Corp is 767 Fifth Avenue, New York, NY 10153.

(8)	Includes 51,004 shares held by Bryan D. Stolle as trustee of the Wilson E. Stolle Trust Created Under the Bryan D. Stolle Annuity Trust #1 UTA dated 8/18/99, 51,004 shares held by Bryan D. Stolle as trustee of the Jacob N. Stolle Trust Created Under the Bryan D. Stolle Annuity Trust #1 UTA dated 8/18/99, 51,004 shares held by Deborah S. Stolle as trustee of the Wilson E. Stolle Trust Created Under the Deborah S. Stolle Annuity Trust #1 UTA dated 8/18/99, 51,004 shares held by Deborah S. Stolle as trustee of the Jacob N. Stolle Trust Created Under the Deborah S. Stolle Annuity Trust #1 UTA dated 8/18/99, 585,911 shares held by Deborah Stolle and Bryan Stolle as trustees of the Bryan Stolle Family Trust, 2,000 shares held by Bryan D. Stolle as Custodian for Caroline Stolle under UCAUTMA, 2,000 shares held by Bryan D. Stolle as Custodian for Michael Pettit under UCAUTMA and 2,000 shares held by Bryan D. Stolle as Custodian for Jonathan Pavlicek under UCAUTMA.

(9)	Includes 114,625, 100,050 and 35,500 options held by Mr. Stolle, Mr. Fulcher and Mr. Wong, respectively, that are exercisable but, if exercised, are subject to sales restrictions or to repurchase, which sales restrictions and repurchase rights expire over time.

(10)	Includes 44,920 shares held by Ms. Schoendorf’s spouse.

(11)	Mr. Kennedy did not become an executive officer until after the end of Fiscal 2007.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Agile has received contrary instructions from one or more of the stockholders. Agile will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Agile Software Corporation, 6373 San Ignacio Avenue, San Jose, CA 95119-1200, Attention: Investor Relations, telephone: 408-284-4000, fax: 408-284-4002, email: investors@agile.com. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Agile at the address and phone number set forth in the prior sentence.

STOCKHOLDER PROPOSALS

The 2007 annual meeting of our stockholders was initially scheduled for June 20, 2007. However, we are postponing the annual meeting, pending our stockholders voting on adoption of the merger agreement and the potential closing of the merger. We will hold a 2007 annual meeting of stockholders only if the merger does not close. Proposals of stockholders intended to be presented at the 2007 annual meeting of our stockholders must be received by us at our offices at 6373 San Ignacio Avenue, San Jose, CA 95119-1200, no later than the close of business on the tenth day following the day on which notice of the new date of our 2007 annual meeting of stockholders is mailed to our stockholders or public disclosure of the new date of the 2007 annual meeting date is made.

We will hold a 2008 annual meeting of stockholders only if the merger does not close. Proposals of stockholders intended to be presented at the 2008 annual meeting of our stockholders must be received by us at our offices at 6373 San Ignacio Avenue, San Jose, CA 95119-1200, no later than the close of business on the tenth day following the day on which notice of the date of our 2008 annual meeting of stockholders is mailed to our stockholders or public disclosure of the 2008 annual meeting date is made. Proposals of stockholders intended to be presented at the 2008 annual meeting of our stockholders must be received by us at our offices at 6373 San Ignacio Avenue, San Jose, CA 95119-1200, no later than the close of business on the tenth day following the day on which notice of the date of our 2008 annual meeting of stockholders is mailed to our stockholders or public disclosure of the 2008 annual meeting date is made.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

Oracle and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Oracle and we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W., Room 1024

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” Reports, proxy statements and other information concerning us may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Oracle has supplied all information contained in this proxy statement relating to Oracle and we have supplied all such information relating to us.

Our stockholders should not send in their Agile certificates until they receive the transmittal materials from the exchange agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should contact the exchange agent.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 7, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

May 15, 2007

among

AGILE SOFTWARE CORPORATION,

ORACLE CORPORATION

and

AQUA ACQUISITION CORPORATION

TABLE OF CONTENTS1

[1]	The Table of Contents is not a part of this Agreement.

A-i

A-ii

Page
Section 11.07	Governing Law.	A-45
Section 11.08	Jurisdiction.	A-46
Section 11.09	Waiver of Jury Trial.	A-46
Section 11.10	Counterparts; Effectiveness.	A-46
Section 11.11	Entire Agreement.	A-46
Section 11.12	Severability.	A-46
Section 11.13	Specific Performance.	A-46

INDEX OF EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Amended and Restated Certification of Incorporation

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 15, 2007 among Agile Software Corporation, a Delaware corporation (the “Company”), Oracle Corporation, a Delaware corporation (“Parent”), and Aqua Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WHEREAS, it is proposed that Merger Subsidiary will merge with and into the Company (the “Merger”) and each outstanding share (the “Company Shares”) of Company Common Stock (as defined herein), including the associated Company Rights (as defined herein), will thereupon be canceled and converted into the right to receive cash in an amount equal to $8.10 per share, without interest (the “Merger Consideration”), on the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Subsidiary have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, certain of the directors and executive officers of the Company are entering into a Voting Agreement substantially in the form attached as Exhibit A (each, a “Voting Agreement”); and

WHEREAS, approval by the Board of Directors of the Company of the Merger constituted approval required by Section 203(a)(1) of the General Corporation Law of the State of Delaware (“Delaware Law”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or indication of interest relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold, directly or indirectly, less than 85% of the equity interests in the surviving or resulting entity of such transaction, (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 15% or more of the assets of the Company or any of its Subsidiaries (measured by the lesser of book or fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms

“controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Applicable Law to close.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the unaudited condensed consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2007 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means January 31, 2007.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company IP” means all Intellectual Property Rights owned by, exclusively licensed to, or otherwise exclusively controlled by the Company and/or any of its Subsidiaries.

“Company Material Adverse Effect” means (i) a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) an effect that would prevent or delay beyond the End Date the Company’s ability to consummate the Merger, excluding, in the case of clause (i) above, any such effect resulting from or arising out of (A) the announcement, pendency or consummation of the Merger (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, partners or suppliers related thereto), (B) general market, economic or political conditions (including acts of terrorism or war) that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, or (C) general conditions in the industry in which the Company and its Subsidiaries operate that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, (D) any changes (after the date hereof) in GAAP or Applicable Law, (E) any failure to take any action as a result of restrictions or other prohibitions set forth in Section 6.01(b) or the taking of any specific action expressly required by this Agreement, (F) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), or (G) any Proceeding made or brought by any holder of Company Shares (on the holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Merger).

“Company Restricted Shares” means shares of Company Common Stock issued and outstanding under a Company Stock Plan (including for this purpose, shares acquired upon exercise of a Company Stock Option) that remain subject to forfeiture to the Company or to a right of the Company to repurchase such shares at the price paid by the holder for such shares.

“Company Rights” means the preferred stock purchase rights issued pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the Rights Agreement dated as of April 2, 2001 between the Company and Fleet National Bank, as Rights Agent thereunder.

“Company Software Products” means (i) all software products sold or offered for sale by the Company or any of its Subsidiaries and (ii) all other software products proprietary to the Company or any of its Subsidiaries that are used in the conduct of their respective businesses.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2007.

“Contract” means any binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or arrangement or understanding of any kind.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, (ii) any governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or (iii) the Nasdaq.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, or (iv) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any other Person.

“Intellectual Property Rights” means all worldwide (i) inventions, whether or not patentable, (ii) patents and patent applications, (iii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (iv) rights of publicity and other rights to use the names and likeness of individuals, (v) copyrights, rights in databases and related rights, whether or not registered, (vi) mask works, (vii) computer software, data, databases, files, and documentation and other materials related to the foregoing, (viii) trade secrets and confidential, technical and business information, (ix) all rights to any of the foregoing provided by bilateral or international treaties or conventions, (x) all other intellectual property or proprietary rights, and (xi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IT Assets” means all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or any of its Subsidiaries or licensed or leased by the Company or any of its Subsidiaries pursuant to written agreement (excluding any public networks).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, interference, right of first refusal, preemptive right, community property right or other adverse claim of any kind (excluding licenses of Intellectual Property Rights) in respect of such property or asset, other than any license of Intellectual Property. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Nasdaq” means the Nasdaq Global Market.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Other Company Representations” shall mean the representations and warranties of the Company contained in Article 4 of this Agreement, other than the Specified Company Representations.

“Parent Stock” means the common stock, par value $0.01 per share, of Oracle Corporation.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes not yet due or delinquent or being contested in good faith by any appropriate proceedings (and for which reasonably adequate accruals or reserves have been established on the Company Balance Sheet), (iii) Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, (iv) statutory Liens claimed or held by any Governmental Authority with respect to amounts that are not yet due and payable, and (v) Liens (other than those securing Indebtedness) incurred in the ordinary course of business consistent with past practice which do not materially detract from the value or materially interfere with any present or intended use of the property or assets to which such Lien relates.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Proceeding” means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Registered IP” means all U.S., international and foreign (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof, (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks, (iii) registered copyrights and applications for copyright registration, (iv) domain name registrations and Internet number assignments, and (v) other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other analogous document issued, filed with, or recorded by any Governmental Authority, in the case of each of clauses (i)-(v) above, owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Specified Company Representations” shall mean the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.24, 4.25 and 4.26 and the second and third sentences of Section 4.05(a).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any binding bona fide, unsolicited written Acquisition Proposal which did not result from a breach of Section 6.03 made by a Third Party which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the stockholders of such Third Party) owning, directly or indirectly, all of the outstanding shares of Company Common Stock, or all or substantially all the consolidated assets of the Company and its Subsidiaries, and which Acquisition Proposal the Company Board determines in good faith by a majority vote, after consultation with its outside legal counsel and financial advisor and taking into account all of the terms and conditions of such Acquisition Proposal and all financial, legal, regulatory and other aspects of such Acquisition Proposal, including any break-up fees, expense reimbursement provisions, timing to completion and conditions to consummation, (i) is more favorable from a financial point of view to the Company’s stockholders (other than Parent and its Affiliates) than as provided hereunder (including any changes to the terms of this Agreement in response to such Superior Proposal pursuant to and in accordance with Section 10.01(d)(i)), and (ii) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the Third Party).

“Third Party” means any Person or “group” as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates or Representatives.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Annual Premium Cap	7.02(b)
Assumed Stock Options	2.06(a)
Board Recommendation	6.02(b)
Capex Budget	6.02(v)
Cashed Out Stock Options	2.06(a)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Citigroup	4.24
Closing	2.01
Company	Preamble
Company Employee Plan	4.16(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Shares	Recitals
Company Stock Option	2.06(a)
Company Stock Plan	2.06(a)
Company Subsidiary Securities	4.06(c)
Confidentiality Agreement	6.03(b)
Continuing Employees	7.03
D&O Insurance	7.02(b)
Delaware Law	Recitals
Dissenting Shares	2.05
Effective Time	2.02(b)
Employee Plan	4.16(a)
End Date	10.01(b)
Exchange Agent	2.04(a)
Foreign Competition Laws	4.03
Grant Date	4.05(d)
Indemnified Person	7.02(a)
Insurance Policies	6.18(a)
International Plans	4.16(j)
Leased Real Property	4.21(b)
Major Customer	4.14(a)
Major Supplier	4.14(a)
Material Contract	4.14(b)
Merger	Recitals
Merger Consideration	Recitals
Merger Subsidiary	Preamble
Necessary IP Rights	4.20(a)
Option Exchange Ratio	2.06(a)
Parent	Preamble
Parent Benefit Plans	7.03
Parent Expenses	11.04(e)
Proxy Statement	4.09(a)
Publicly Available Software	4.20(i)
Purchase Right	2.06(e)
Stockholder Approval	4.02(a)

Term	Section
Stockholder Meeting	6.02(a)
Surviving Corporation	2.02(c)
Tax	4.15(i)
Tax Asset	4.15(i)
Tax Return	4.15(i)
Tax Sharing Agreements	4.15(i)
Taxing Authority	4.15(i)
Termination Fee	11.04(b)
Uncertificated Shares	2.04(a)
Voting Agreement	Recitals

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements in effect prior to the date hereof must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. References to a party’s “knowledge” are references to the actual knowledge of the directors and the actual knowledge after due inquiry of the executive officers, of the Company or Parent, as the case may be. “Made available” means that (i) the Company (A) has made available copies of such materials to Parent in its on line contract database e-room to which Parent has been given access or electronic data room, (B) provided to Parent by electronic or physical delivery by the Company, or (C) with respect to Company SEC Documents, has filed such materials publicly with the SEC’s EDGAR database (provided that the Company will not be deemed to have made any provisions of a document filed with EDGAR available to Parent to the extent such provisions were redacted) or (ii) Parent has made available copies of such materials to the Company by electronic or physical delivery of such materials to the Company.

ARTICLE 2

THE MERGER

Section 2.01 The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 5:30 a.m., San Francisco time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 9, unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1100, Palo Alto, California 94301, unless another place is agreed to in writing by the parties hereto.

Section 2.02 The Merger.

(a) Upon the terms and subject to the conditions set forth herein, as soon as practicable after the Closing, the Company and Merger Subsidiary shall cause the Merger to be consummated by filing this Agreement or a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in such form as is required hereby, and executed in accordance with, the relevant provisions of Delaware Law.

(b) The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger have been duly filed with the Delaware Secretary of State (or at such later time as may be agreed to by the parties and specified in the Certificate of Merger).

(c) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.03 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) except as otherwise provided in Section 2.03(b), Section 2.03(c) or Section 2.05, each Company Share outstanding immediately prior to the Effective Time (together with the Company Rights attached to each such share) shall be converted into the right to receive the Merger Consideration;

(b) each Company Share held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time (together with the Company Rights attached to each such share) shall be canceled, and no payment shall be made with respect thereto;

(c) each Company Share held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time (together with the Company Rights attached to each such share) shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and

(d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and (in addition to shares referred to in Section 2.03(c)) shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Company Shares (the “Certificates”) and (ii) uncertificated Company Shares (the “Uncertificated Shares”). At the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of Company Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) in the case of certificated Company Shares, surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) in the case of Uncertificated Shares, receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) (and any interest or other income earned thereon) that remains unclaimed by holders of Company Shares six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Company Shares for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Shares two (2) years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.05 Dissenting Shares. Notwithstanding Section 2.03, any Company Shares outstanding immediately prior to the Effective Time (together with the Company Rights attached to each such share) (collectively, the “Dissenting Shares”) held by a holder who has not voted in favor of adoption of this Agreement or the Merger or consented thereto in writing and who validly has demanded the appraisal value of such Company Shares in accordance with Section 262 of Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its dissenters’ rights; provided that if, after the Effective Time, such holder fails to perfect, withdraws or loses its dissenters’ rights pursuant to Section 262 of Delaware Law, such Company Shares (together with the Company Rights attached to each such share) shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company shall provide Parent prompt notice of any demands for appraisal, and any other instruments served pursuant to Delaware Law and received by the Company with respect to the Merger received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to each such dissent. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such dissent.

Section 2.06 Company Stock Options; ESPP.

(a) Effective as of the Effective Time, each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) outstanding under the Company’s 2000 Nonstatutory Stock Option Plan, as amended, the Company’s Amended and Restated 1995 Stock Option Plan or any other stock option or equity compensation plan, program, agreement or arrangement (the “Company Stock Plans”) other than the Cashed Out Stock Options (the “Assumed Stock Options”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed and converted automatically at the Effective Time into an option to acquire shares of Parent Stock, on substantially the same terms and conditions as were applicable to such Assumed Stock Option (including vesting schedule) and any repurchase rights with respect to unvested shares subject to such Assumed Stock Option shall be assigned to any successor thereto, including without limitation, Parent, except that (i) the number of shares of Parent Stock subject to each such option shall be determined by multiplying the number of shares of Company Common Stock subject to such Assumed Stock Option immediately prior to the Effective Time by a fraction (the “Option Exchange Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the average closing price of Parent Stock on the Nasdaq over the five (5) trading days immediately preceding (but not including) the Closing Date (rounded down to the nearest whole share) and (ii) the exercise price per share of Parent Stock (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio. Notwithstanding the foregoing, each Company Stock Option that (i) is held by a person who is not an employee of the Company or any Subsidiary immediately prior to the Effective Time or, as reasonably determined by Parent in its sole discretion, is held by a person who will not be a service provider of the Company, Parent or any Subsidiary of the foregoing immediately following the Effective Time and (ii) Parent determines shall not be treated as an Assumed Stock Option (the “Cashed Out Stock Options”) shall, immediately prior to the Effective Time, be accelerated in full so that each such option is fully vested and exercisable and shall be cancelled, extinguished and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Cashed Out Stock Option immediately prior to the Effective Time and (y) the Merger Consideration, less the per share exercise price of such option.

(b) At the Effective Time, the Merger Consideration payable pursuant to Section 2.03(a) with respect to outstanding Company Restricted Shares shall be retained by Parent for the benefit of the holder of such Company Restricted Shares, subject to the same restrictions and vesting arrangements that were applicable to such Company Restricted Shares immediately prior to the Effective Time. Such Merger Consideration shall be paid to such holder on the date or dates that such Company Restricted Shares would have become vested under the vesting schedule in place for such Company Restricted Shares immediately prior to the Effective Time (subject to the satisfaction of restrictions and other terms of such vesting schedule). All outstanding rights to repurchase Company Restricted Shares that the Company may hold (or similar restrictions in the Company’s favor, including, but not limited to, the forfeiture restrictions applicable to the Company Restricted Shares) immediately prior to the Effective Time shall be assigned by the Surviving Corporation to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions as in effect immediately prior to the Effective Time, except that such rights may be exercised by Parent’s retaining the cash into which such Company Restricted Shares have been converted and paying to the former holder thereof the repurchase price (if any) applicable for each share subject to such right immediately prior to the Effective Time.

(c) Prior to the Effective Time, the Company shall (i) use its reasonable best efforts (which shall not include making any payment to any holder of a Company Stock Option) to obtain any consents from holders of Company Stock Options, and (ii) have any resolutions passed by the Company Board or make any amendments to the terms of such Company Stock Options or Company Stock Plans, in each case, that are necessary to give effect to the transactions contemplated by this Section 2.06. Without limitation of the foregoing, the Company Board shall take such actions as are necessary to cause any Company Stock Options which would become vested solely as a result of the transactions contemplated hereby in accordance with their terms unless otherwise determined by the Company Board, not to become vested solely as a result of the transactions contemplated hereby.

(d) Parent shall take such actions as are necessary for the assumption of the Assumed Stock Options and the cancellation and cashout of the Cashed Out Stock Options pursuant to this Section 2.06, including with respect to the Assumed Stock Options, the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.06. Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Stock subject to the Assumed Stock Options as soon as practicable (and in any event within fifteen (15) Business Days) following the Effective Time and use reasonable best efforts to maintain the effectiveness of such registration statement covering such Company Stock Options for so long as such Assumed Stock Options remain outstanding. Parent shall use reasonable best efforts to cause the shares of Parent Stock, when issued upon exercise of such Assumed Stock Options, to be approved for quotation on the Nasdaq.

(e) The Company shall cause the administrator of the ESPP to promptly take all action necessary in accordance with the ESPP to accelerate the Purchase Date (as defined in the ESPP) with respect to the current offering period under the ESPP such that each outstanding purchase right with respect to the current offering period under the ESPP (each, a “Purchase Right”) shall be exercisable immediately prior to the Effective Time. The Company shall take all actions necessary pursuant to the terms of the ESPP in order to (i) ensure that no offering periods under the ESPP commence after the date hereof, (ii) permit participants in the ESPP to exercise, effective as of immediately prior to the Effective Time, the Purchase Rights existing immediately prior to the Effective Time to acquire shares of Company Common Stock at the purchase price applicable to the current offering period and (iii) refund to participants in the ESPP the funds that remain in the participants’ accounts after such purchase. Immediately prior to the Effective Time, the Company shall terminate the ESPP.

Section 2.07 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08 Withholding Rights. Each of the Exchange Agent, Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Tax law. Any amounts withheld shall be paid over to the appropriate Governmental Authority. If the Exchange Agent, Surviving Corporation or Parent, as the case may be, so withholds amounts and pays such amounts to the appropriate Governmental Authorities, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.09 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time as set forth in Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02 Bylaws. The bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under Delaware Law and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect. The Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board and the Boards of Directors and each committee thereof each of the Company’s Subsidiaries held since January 1, 2004; provided that, with respect to meetings for which draft or final minutes are not yet available, the Company has provided to Parent a materially complete and correct summary thereof.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Company Shares voting to approve and adopt this Agreement and the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present, the Company’s Board of Directors duly and unanimously adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) approving and adopting an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, (iv) directing that the adoption of this Agreement be submitted to the Stockholder Meeting, and (v) making the Board Recommendation.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters and in each case existing in foreign jurisdictions (“Foreign Competition Laws”), (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (v) any actions or filings with respect to which the Company has no knowledge as of the date of this Agreement and which become applicable as a result of the business or activities in which Parent or any of its affiliates is engaged.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract binding upon the Company or any of its Subsidiaries or any Governmental Authorization that, to the Company’s knowledge, affects or relates in any way to, the assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that in determining whether a Company Material Adverse Effect would result, any adverse effect otherwise excluded by clause (A) of the definition of “Company Material Adverse Effect” shall be taken into account.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (of which 200,000 shares have been designated as Series A Preferred Stock and reserved for issuance upon exercise of the Company Rights). As of the close of business on May 11, 2007, (i) 59,290,240 Company Shares were issued and outstanding (none of which were held by the Company as treasury shares), (ii) no shares of preferred stock of the Company were issued and outstanding, (iii) Company Stock Options to purchase an aggregate of 7,916,831 Company Shares were issued and outstanding (of which Company Stock Options to purchase an aggregate of 6,264,635 Company Shares were exercisable), and (iv) an aggregate of 6,612,642 Company Shares were reserved for issuance under the ESPP. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan or the ESPP will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on May 11, 2007, a complete and correct list of all outstanding Company Stock Options, including with respect to each such option, the number of shares subject to such option, the name of the holder, the grant date, the exercise price per share and the expiration date of each such option and whether the option is an “incentive stock option”

under Section 422 of the Code or a non-qualified stock option. The Company has made available to Parent complete and accurate copies of all forms of Company Stock Option grant agreements pursuant to which such options were granted. The Company Stock Plans set forth on Section 4.05(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been or may be granted. No Assumed Stock Options or Company Restricted Shares shall become vested or exercisable, and the Company’s right to repurchase the shares subject to Company Restricted Shares or issued upon the exercise of Assumed Stock Options shall not be forfeited, in either case, solely as a result of the transactions contemplated hereby.

(c) Except as set forth in this Section 4.05 and for changes since May 11, 2007 resulting from the exercise of Company Stock Options outstanding on such date and disclosed on Section 4.05(c) of the Company Disclosure Schedule, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, or (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries, (vi) obligations or commitments of any character to which the Company or any Subsidiary of the Company is subject restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries, or (vii) obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. No Company Securities are owned by any Subsidiary of the Company.

(d) With respect to the Company Stock Options, (i) each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the 1934 Act and all other Applicable Law, including the rules of the Nasdaq, (iv) the per share exercise price of each Company Stock Option was not, and will not be deemed to be, less than the fair market value of a share of Company Common Stock on the applicable Grant Date, and (v) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the 1934 Act and all other Applicable Laws.

Section 4.06 Subsidiaries.

(a) Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct business.

(b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than any restrictions imposed by applicable securities Laws. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all shares of capital stock or voting securities of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(d) Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person (other than a Subsidiary of the Company).

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed or furnished, as applicable, all forms, reports and documents with the SEC that have been required to be so filed or furnished, as applicable, by it since January 1, 2004 and prior to the date of this Agreement under Applicable Laws (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished, as applicable, by the Company with the SEC on or prior to the Closing, whether or not required to be so filed or furnished are collectively referred to in this Agreement as the “Company SEC Documents”). All Company SEC Documents filed prior to the date of this Agreement, have been made available by the Company to Parent.

(b) No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2004 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Company’s knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) Each required Company SEC Document containing financial statements that has been filed with or submitted to the SEC by the Company since July 31, 2002 was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Company’s knowledge, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.

Section 4.08 Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) comply as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes), and (iii) fairly present (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of April 30, 2006 other than as disclosed in the Company’s annual report on Form 10-K for its fiscal year ended April 30, 2006 (nor has any such deficiency or weakness since been identified).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the 1934 Act with respect to such reports.

(d) Since January 1, 2004, neither the present chief executive officer nor the chief financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting that has not already been expressly disclosed as being reasonably likely to have such a result in the Company SEC Documents.

(e) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

Section 4.09 Proxy Statement.

(a) The proxy statement of the Company (the “Proxy Statement”) to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the adoption of the Merger Agreement and the Stockholder Meeting, and any amendments or supplements thereto, when filed or first mailed to the stockholders of the Company, as applicable, will comply as to form and substance in all material respects with the applicable requirements of the 1934 Act. The representations and warranties contained in this Section 4.09(a) will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

(b) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(b) will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

Section 4.10 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date and through the date hereof, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, (ii) there has not been any event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 6.01(b)(i), (ii), (iii)(B), (iv), (v), (vi), (vii), (ix), (x), (xiv) and (xv) as it relates to the foregoing clauses).

(b) Since the Company Balance Sheet Date and through the date hereof, none of the Company and its Subsidiaries has engaged, except in the ordinary course of business consistent with past practice, in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (ii) any practice which would have the effect of modifying the fiscal quarter during which collections of receivables or payments by the Company or any of its Subsidiaries occur such that such collections or payments occur during a fiscal quarter other than as would be expected based on past practice or (iii) any other promotional sales or discount activity.

Section 4.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries required to be set forth on a balance sheet of the Company prepared in accordance with GAAP, other than:

(a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or disclosed in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date;

(c) liabilities incurred in connection with the transactions contemplated by this Agreement; and

(d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Litigation. There is no Proceeding pending against or, to the Company’s knowledge, threatened against, the Company or any of its Subsidiaries or any of their respective businesses or assets that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, there is no Proceeding pending or threatened against any of the directors or employees of the Company or any of its Subsidiaries or any of its stockholders or Representatives (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any Order against the Company or any of its Subsidiaries or naming the Company or any of its Subsidiaries as a party that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, there is no Order which prohibits or restricts any of the employees or representatives of the Company or any of its Subsidiaries from engaging in or otherwise conducting the business of the Company or any of its Subsidiaries as presently conducted that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.13 Compliance with Applicable Law and Orders.

(a) Except as would not result in material liability or otherwise be material to the Company and its Subsidiaries, the Company and each of its Subsidiaries is and, since January 1, 2004 has been, in compliance in all respects with all Applicable Laws and Orders, and to the Company’s knowledge, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under, any Applicable Law or Order. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2004 (x) of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Authority relating to the Company or any of its Subsidiaries, or (y) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance in any material respect with any Applicable Law or Order, in the case of each of (x) and (y), that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and to operate its properties and assets and to carry on its businesses and operations as now conducted. There have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancellation of any such Governmental Authorizations except as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

Section 4.14 Material Contracts.

(a) Section 4.14(a) of the Company Disclosure Schedule contains a complete and correct list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is legally bound:

(i) each Contract between the Company or any of its Subsidiaries and any of the 20 largest licensees or other customers of the Company and its Subsidiaries (determined on the basis of aggregate license fees received by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended January 31, 2007 (each such customer, a “Major Customer”);

(ii) except for the Contracts disclosed in clause (i) above, each Contract that involves sales of products, performance of services or development commitments by the Company or any of its Subsidiaries, providing for either (A) payments of $500,000 or more in each fiscal year or (B) aggregate payments of $1,500,000 or more for the three fiscal year period beginning May 1, 2004 and through January 31, 2007;

(iii) each Contract between the Company or any of its Subsidiaries and any of the 20 largest licensors or other suppliers to the Company and its Subsidiaries (determined on the basis of aggregate payments made by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended January 31, 2007) (each such licensor or other supplier, a “Major Supplier”);

(iv) except for the Contracts disclosed in clause (iii) above, each Contract that involves sale of products, performance of services or development commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, providing for either (A) payments of $500,000 or more in each fiscal year or (B) aggregate payments of $1,500,000 or more for the three fiscal year period beginning May 1, 2004 and through January 31, 2007;

(v) each Contract that contains any provisions restricting the Company or any of its Affiliates from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date;

(vi) each Contract that (A) grants any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants any “most favored nation” rights, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property, or (C) contains any provision that requires the purchase of all or a given portion of the Company’s or any of its Subsidiaries’ requirements from a given third party, or any other similar provision;

(vii) each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any third party with access to source code, to provide for source code to be put in escrow or to refrain from granting license or franchise rights to any other person;

(viii) each Contract pursuant to which the Company or any of its Subsidiaries has or has been granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(ix) each lease or sublease (whether of real or personal property) to which the Company or any of its Subsidiaries is party as either lessor or lessee, providing for monthly or other periodic payments in excess of $100,000 in the current fiscal year;

(x) each Contract relating to Indebtedness (including capital leases and conditional sale contracts), except any such Contract with an aggregate outstanding principal amount not exceeding $100,000 and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;

(xi) each Contract to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(xii) each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than (A) the Company or any of its Subsidiaries and (B) extensions of credit in the ordinary course of business consistent with past practice);

(xiii) each Contract relating to the acquisition or disposition of all or any portion of any business of the Company (whether by merger, sale of stock, sale of assets or otherwise) since August 1, 2003;

(xiv) each Contract that has become effective after May 1, 2004 (i) between the Company or any of its Subsidiaries and (A) any Governmental Authority, (B) any prime contractor to any Governmental

Authority, or (C) any subcontractor with respect to any contract described in clauses (A) or (B) above, or (ii) financed by any Governmental Authority and subject to the rules and regulations of any Governmental Authority concerning procurement;

(xv) each partnership, joint venture or other similar Contract or arrangement material to the Company and its Subsidiaries, taken as a whole;

(xvi) each Contract for the development for the benefit of the Company or any of its Subsidiaries by any party other than the Company or its Subsidiaries, of Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole;

(xvii) each employee collective bargaining agreement or other Contract with any labor union and each employment Contract (other than for employment at-will or similar arrangements) that is not terminable by the Company without notice and without cost to the Company;

(xviii) each Contract entered into in the last five (5) years in connection with the settlement or other resolution of any Proceeding that has any continuing material obligations, liabilities or restrictions or involved payment of more than $250,000;

(xix) each Contract containing (i) any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract (if such Contract is material to the Company and its Subsidiaries, taken as a whole), or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or a loss of a benefit or the creation of any Lien upon any of the properties or assets of the Company, Parent or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent such termination, amendment, revocation, cancellation, acceleration, loss, Lien or entitlements are not material to the Company and its Subsidiaries, taken as a whole, or are required by Applicable Law, or (ii) any restriction on the ability of any of the Company and its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder (if such Contract is material to the Company and its Subsidiaries, taken as a whole), unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries that holds assets substantially equivalent to the assigning entity in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement; or

(xx) except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act, or that is otherwise material to Company and its Subsidiaries, taken as whole, and not entered into in the ordinary course of business consistent with past practice.

(b) Each Contract disclosed in Section 4.14(a) of the Company Disclosure Schedule, required to be disclosed pursuant to this Section or which would have been required to be so disclosed if it had existed on the date of this Agreement (each, a “Material Contract”) is in full force and effect and is a legal, valid and binding agreement of the Company or any of its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date of this Agreement, no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) None of the Major Customers or Major Suppliers has terminated, failed to renew or requested any material amendment to any of its Contracts with the Company or any of its Subsidiaries except for amendments that are not reasonably likely to result in material and adverse harm to the respective businesses of the Company or Parent.

(d) Complete and correct copies of each Material Contract in existence as of the date hereof have been made available by the Company to Parent prior to the date hereof.

Section 4.15 Taxes.

(a) All income, franchise and other material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable (other than Taxes being contested in good faith and for which adequate reserves have been provided on the financial statements of the Company included in the Company SEC Documents), or, where payment is not yet due, the Company has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company ordinarily records items on its books. The U.S. federal and state income and franchise Tax Returns of the Company and its Subsidiaries and other non-material non-U.S. income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended April 30, 2002 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(c) There is no Proceeding pending or, to the Company’s knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any material Tax or Tax Asset.

(d) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(e) During the five (5) year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction (x) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the Merger and (y) which treats the transfer of an interest (resulting from the Merger) in an entity that owns an interest in real property as a transfer of the interest in real property.

(g) Section 4.15(g) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

(h) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or Subsidiaries).

Section 4.16 Employee Benefit Plans.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a correct and complete list as of the date of this Agreement identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, consulting, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, retention benefits, profit-sharing, stock option or other stock or equity related rights or other forms of incentive or deferred compensation, fringe benefits, perquisites, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits (other than workers’ compensation, unemployment compensation and other governmental programs) and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or any other benefit plan, program, agreement or arrangement (each, an “Employee Plan”) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee or former employee, consultant or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any material liability (each, a “Company Employee Plan”). Copies of such Company Employee Plans (and, if applicable, related trust or funding agreements or insurance policies), Summary Plan Descriptions, Summaries of Material Modifications and all amendments to the foregoing have been made available to Parent, together with the most recent annual report and tax return prepared in connection with any such Company Employee Plan, any material correspondence from any Governmental Authority with respect to any such Company Employee Plan and all Form S-8 plan prospectuses, if applicable.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA, any non-U.S. defined benefit plan, any multiemployer plan within the meaning of Section 3(37) of ERISA, or any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA.

(c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of a current Internal Revenue Service determination letters with respect to each such Company Employee Plan. Each Company Employee Plan has been maintained in all material respects in compliance with its terms and in substantial compliance with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA, the Code and state and federal securities laws, which are applicable to such Employee Plan. To the knowledge of the Company, no events have occurred with respect to any Company Employee Plan that could reasonably be expected to result in any material payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) has been operated and administered in all material respects in good faith compliance with Section 409A of the Code with respect to amounts deferred (in each case, within the meaning of Section 409A of the Code) after December 31, 2004.

(d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan.

(e) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, in connection with the consummation of the transactions contemplated by this Agreement (either alone or together with any other event), reasonably would give rise to the payment of any amount that (i) would be treated as an “excess parachute payment” under, or (ii) would not be deductible pursuant to Section 280G of the Code. No amount payable by the Company or any of its Subsidiaries would not be deductible pursuant to Section 162(m) of the Code.

(f) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or any of its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(h) There is no Proceeding (other than routine claims for benefits) pending, or, to the Company’s knowledge, threatened, against or involving any Employee Plan before any arbitrator or any Governmental Authority.

(i) Neither the Company nor any of its ERISA Affiliates has (i) used the services of a workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Company Employee Plans or the imposition of penalties or excise taxes with respect to the Plans by the IRS, the Department of Labor, or the Pension Benefit Guaranty Corporation.

(j) With respect to all Company Employee Plans subject to the laws of any jurisdiction outside the United States (“International Plans”), (i) to the Company’s knowledge, the International Plans have been maintained in all material respects in accordance with Applicable Law, (ii)if intended to qualify for special Tax treatment, the International Plans meet all requirements for such treatment in all material respects, (iii) if intended to be funded and/or book-reserved, the International Plans are fully funded and/or book reserved in all material respects, as appropriate, based upon reasonable actuarial assumptions, and (iv) no liability which could be material to the Company and its Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such International Plans, other than to the extent reflected on the Company Balance Sheet.

Section 4.17 Labor and Employment Matters. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the Company’s knowledge to organize any employees of the Company or any of its Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees, and during the last three (3) years there has not been any such action.

Section 4.18 Insurance Policies.

(a) Section 4.18(a) of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the coverage limitations and deductibles applicable to each such policy. All of the Insurance Policies or renewals thereof are in full force and effect. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Company’s knowledge, there are no threatened terminations of, or material premium increases (other than with respect to customary annual premium increases) with respect to, or material alterations of coverage under, any Insurance Policy.

(b) Section 4.18(b) of the Company Disclosure Schedule lists each material insurance claim, if any, made by the Company or any of its Subsidiaries since the Company Balance Sheet Date.

Section 4.19 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) no written notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Company’s knowledge, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law;

(ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of the Company;

(iii) there has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries; and

(iv) there are no liabilities or obligations of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance.

(b) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(c) For purposes of this Section 4.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.20 Intellectual Property; Computer Software.

(a) The Company and its Subsidiaries own or otherwise hold the right to use all Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted in a written business or development plan as of the date of this Agreement by the Company or any of its Subsidiaries (the “Necessary IP Rights”). The consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any Necessary IP Rights, or (ii) result in the creation of any Lien with respect to any of the Intellectual Property Rights owned or otherwise held by the Company or any of its Subsidiaries.

(b) In the five years immediately prior to the date of this Agreement, there have been, and there are currently, no legal disputes or claims pending or, to the Company’s knowledge, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property Rights of any Person by the Company or any of its Subsidiaries or any of their respective products or services, or (ii) challenging the scope, ownership, validity, or enforceability of the Company IP owned by the Company or any of its Subsidiaries or of the Company and its Subsidiaries’ rights under the Necessary IP Rights. None of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person.

(c) (i) The Company and its Subsidiaries hold all right, title and interest in and to the Company IP, free and clear of any Lien, (ii) no Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to license, sell or otherwise distribute the Company Software Products or other products or services utilizing the Company IP, and (iii) there are no restrictions on the disclosure, use, license or transfer of the Necessary IP Rights, the Company IP or the Company Software Products.

(d) Section 4.20(d)(i) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Registered IP. The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and all assignments (and licenses where required) of the Registered IP have been duly recorded with the appropriate governmental authorities. Section 4.20(d)(ii) of the Company Disclosure Schedule includes a true and complete list as of the date of this Agreement of all material actions that must be taken within one hundred eighty (180) days of the date hereof with respect to any of the Registered IP. The Company and each of its Subsidiaries have complied with all applicable notice and marking requirements for the Registered IP. None of the Registered IP has been adjudged invalid or unenforceable in whole or part and, to the knowledge of the Company, none of the Registered IP is invalid or unenforceable.

(e) Section 4.20(e)(i) of the Company Disclosure Schedule contains (A) a true and complete list, as of the date of this Agreement, of all licenses and other Contracts pursuant to which the Company or any Subsidiary is granted rights in any third-party Intellectual Property (excluding any Publicly Available Software) (x) sold with, incorporated into or used in the development of any Company Software Product, or (y) used or held for use by the Company for any other purpose (excluding, for purposes of clause (y) only, any generally available, off-the-shelf software programs licensed by the Company on standard terms), (B) a summary of the Company’s and its Subsidiaries’ remaining payment and accounting obligations, if any, with respect to each of the Contracts listed thereon, excluding agreements for generally available, off-the-shelf software programs licensed by the Company on standard terms. Section 4.20(e)(ii) of the Company Disclosure Schedule contains a true and complete list of (A) all agreements pursuant to which the Company or any of its Subsidiaries has provided source code of any Company Software Product or any material part thereof to a third party, and (B) all third parties to whom the Company or any of its Subsidiaries has granted a contingent right to receive the source code of any Company Software Product or any material part thereof, whether pursuant to an escrow arrangement or otherwise.

(f) The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Company IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality. Without limitation of the foregoing, the Company and its Subsidiaries have not made any of their trade secrets or other confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Software Products) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.

(g) The Company and its Subsidiaries have obtained from all parties (including current or former directors, officers or employees) who have created any portion of, or otherwise who would have any rights in or to, any Company IP or Company Software Product, in each case to the extent owned by the Company and its Subsidiaries, valid and enforceable written assignments of any such rights to the Company and its Subsidiaries and the Company has delivered true and complete copies of such assignments to Parent. Neither the Company nor any of its Subsidiaries is obligated to provide any consideration (whether financial or otherwise) to any third party with respect to any exercise of rights by the Company or any of its Subsidiaries, or any successor to the Company or any of its Subsidiaries, in any Company IP or Company Software Product.

(h) Section 4.20(h) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Software Products.

(i) No Company Software Product (including any Company Software Product currently under development) contains any code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including any obligation or condition under any “open source” license such as, without limitation, the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses) (collectively, “Publicly Available Software”). All Publicly Available Software used by the Company or any Subsidiary has been used in its entirety and without modification. Neither the Company nor any Subsidiary has incorporated or otherwise used Publicly Available Software in a manner that would require, or condition the use or distribution of any Company Software Product on the disclosure, licensing or distribution of any source code for any portion of such Company Software Product.

(j) The Company Software Products do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software by or for the Company or its authorized users, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses”, “worms”, “time bombs” and/or “back doors”), excluding license authentication, license key or license enforcement functionality included by the Company in the Company Software Products and described on Section 4.20(j) of the Company Disclosure Schedule.

(k) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Company IP to any other Person.

(l) No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP, including any Company Software Product, owned by the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization pursuant to an agreement that compels, or provides the right to compel in the future, the Company or such Subsidiary to grant or offer to any other Person any license or right to such Company IP.

(m) The IT Assets operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct its business as currently conducted and, to the Company’s knowledge, no person has gained unauthorized access to any IT Asset. Each of the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology processes consistent with industry standard practices.

Section 4.21 Properties.

(a) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its properties and tangible assets that are material to the Company and its Subsidiaries, taken as a whole. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens or restrictions on transfer imposed by applicable securities laws.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all real property and interests in real property leased by the Company or any of its Subsidiaries (each, a “Leased Real Property”). Neither the Company nor any of its Subsidiaries owns or has previously owned in fee any real property or held any other interests in real property (other than the leasehold interests in the Leased Real Property).

(c) With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof.

Section 4.22 Interested Party Transactions. (i) Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder that beneficially owns 5% or more of the Company’s outstanding common stock, or director or executive officer of the Company, and (ii) no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23 Certain Business Practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor (to the knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment.

Section 4.24 Finders’ Fees. Except for Citigroup Global Markets, Inc. (“Citigroup”), a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.25 Opinion of Financial Advisor. The Company has received the opinion of Citigroup, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view, a written copy of which will be delivered to Parent for informational purposes as promptly as practicable.

Section 4.26 Antitakeover Statutes; Company Rights Agreement.

(a) The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the Delaware Law and to the Company’s knowledge, any other similar

Applicable Law are not applicable to this Agreement, and the transactions contemplated hereby, including the Merger, or the Voting Agreement or the transactions contemplated thereby. To the Company’s knowledge, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger, this Agreement, the Voting Agreement or any of the transactions contemplated hereby and thereby.

(b) The Company has taken all action necessary (i) to render the Company Rights inapplicable to the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, and (ii) ensure that (A) neither Parent, Merger Subsidiary nor any of their Affiliates will become an “Acquiring Person” (as such term is defined in the Company Rights Agreement), (B) none of a “Stock Acquisition Date”, a “Distribution Date”, or a “Triggering Event” (each as defined in the Company Rights Agreement) shall occur, and (C) the Company Rights will not separate from the shares of Company Common Stock, in each case, by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger, this Agreement, the Voting Agreement or the transactions contemplated hereby and thereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Foreign Competition Law, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation and bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its

Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.05 Proxy Statement. The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement.

Section 5.06 Company Securities. Neither Parent nor any of its Subsidiaries owns any Company Securities.

Section 5.07 Financing. Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to consummate the Merger and the transactions contemplated hereby.

Section 5.08 Investigations; Proceedings. There is no investigation or review pending (or, to the knowledge of the Parent, threatened) by any Governmental Authority with respect to Parent or any of its Subsidiaries and there are no Proceedings pending (or, to the knowledge of Parent, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties, at law or in equity, before any Governmental Authority, and there are no Orders, in each case which would reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.09 Capitalization of Merger Subsidiary. The authorized capital stock of Merger Subsidiary consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent. Merger Subsidiary has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01 Conduct of the Company.

(a) Except for matters expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or with the prior written consent of Parent, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice.

(b) Without limiting the generality of Section 6.01(a), except for matters expressly permitted by this Agreement or set forth on Section 6.01(b) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:

(i) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

(ii) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, (D) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities (other than repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to Contracts in effect on the date hereof or the taking back of shares of Company Common Stock to pay Taxes as restrictions lapse on Company Restricted Shares in the ordinary course of business consistent with past practices), or (E) take any action that would result in any adverse amendment, modification or change of any material term of any Indebtedness of the Company or any of its Subsidiaries;

(iii) (A) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or, other than to the Company or a Subsidiary of the Company, any Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement or are the subject of offer letters provided to prospective employees, and made available to Parent prior to the date of this Agreement, and the purchase of shares of Company Common Stock pursuant to the ESPP on any Purchase Date occurring prior to the Effective Time, in each case, only if and to the extent required by and in accordance with the applicable equity award’s terms as in effect, or as proposed in such offer letters, on the date of this Agreement or the ESPP, as applicable, or (B) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise) except as required by Applicable Law or to comply with Section 409A of the Code;

(iv) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(v) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those contemplated by the capital expenditure budget for the Company and its Subsidiaries that is attached to Section 6.01(b)(v) of the Company Disclosure Schedule (the “Capex Budget”);

(vi) acquire (A) any business or Person or division thereof (whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (B) any other material assets (other than assets acquired in the ordinary course of business consistent with past practice);

(vii) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its material assets or properties except (A) non-exclusive licenses of Company IP (x) on the standard form used by the Company as made available to Parent prior to the date hereof (except that the Company may depart from the standard form in a manner that is not reasonably likely to result in material and adverse harm to the respective businesses of the Company or Parent) and (y) in the ordinary course of business consistent with past practice, (B) sales of inventory or used equipment in the ordinary course of business consistent with past practice, and (C) Permitted Liens;

(viii) in each case, except as required pursuant to Applicable Law, (A) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in compensation, bonus or other benefits, except (1) increases in base salaries of non-executive officer employees in accordance with past practices so long as such increases do not exceed $500,000 in the aggregate, up to $400,000 of which shall be exclusively for the granting of annual merit increases to employees of the entity set forth on Section 6.01(b)(viii) of the Company Disclosure Schedule and no greater than $100,000 of which shall be used for increases in base salaries for employees of the Company other than of the entity set forth on Section 6.01(b)(viii) of the Company Disclosure Schedule or (2) bonuses granted in accordance with existing bonus plans, policies, agreements or arrangements listed on Section 4.16(a) of the Company Disclosure Schedule, (B) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination of any such Person to the extent required under Applicable Law or existing plans, policies, agreements or arrangements listed on Section 4.16(a) of the Company Disclosure Schedule, (C) establish, adopt, enter into or amend any Company Employee Plan (other than offer letters that contemplate “at will” employment without severance benefits) or collective bargaining agreement, (D) take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan, or (E) make any Person (after the date of this Agreement) a beneficiary of any retention or severance plan under which such Person is not, as of the date of this Agreement, a beneficiary, resulting in such Person being entitled to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement;

(ix) write-down any of its material assets, including any Company IP, or make any change in any method of accounting principles, method or practices, except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act (in each case following consultation with the Company’s independent auditor);

(x) (A) repurchase, prepay or incur any Indebtedness in excess of $500,000 in the aggregate, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than (x) in connection with the financing of ordinary course trade payables consistent with past practice, or (y) accounts payable in the ordinary course of business consistent with past practice), or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) to the Company or any of its wholly owned Subsidiaries, or (y) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice;

(xi) (A) terminate, renew, amend or modify in any material respect or fail to enforce any Material Contract described in clauses (i) through (iv) of Section 4.14(a), or (B) enter into any Material Contract described in clauses (i) through (iv) of Section 4.14(a) other than any such Material Contract (1) on the standard form used by the Company as made available to Parent prior to the date hereof (except that the Company may depart from the standard form in a manner that is not reasonably likely to result in material and adverse harm to the respective businesses of the Company or Parent) and (2) in the ordinary course of business consistent with past practice, or (C) enter into, terminate, renew, amend or modify in any material respect or fail to enforce any Material Contract described in clauses (v) through (xx) of Section 4.14(a) (including, for the purposes of clarity, any Material Contract described in clauses (i) through (iv) of Section 4.14(a) that is also described by Sections (v) through (xx) of Section 4.14(a), which shall be subject to this clause (B) and not clause (A)); provided that Parent’s consent with respect to the foregoing clauses (A) and (C) shall not be unreasonably withheld or delayed; provided further that for all purposes of this Section 6.01(b)(xi), all references in Section 4.14(a)(ii) and Section 4.14(a)(iv) (as such clauses are incorporated into the definition of Material Contract) to $500,000 and $1,500,000 shall be deemed to be references to $1,000,000 and $3,000,000, respectively, instead;

(xii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), (other than those arising from a Proceeding) in excess of $250,000 in any individual case, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, in each case, the payment, discharge, settlement or satisfaction of which does not include any material obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date, (B) waive, relinquish, release, grant, transfer or assign any right with a value of more than $250,000 in any individual case except in the ordinary course of business consistent with past practice, or (C) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party unreasonably withheld; provided that with respect to this clause (xii), Parent’s consent shall not be unreasonably withheld or delayed;

(xiii) engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice which would have the effect of modifying the fiscal quarter during which collections of receivables or payments by the Company or any of its Subsidiaries occur such that such collections or payments occur during a fiscal quarter other than as would be expected based on past practice or (C) any other promotional sales or discount activity, in each case in clauses (A) through (C) in a manner outside the ordinary course of business;

(xiv) make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(xv) institute, settle, or agree to settle any Proceeding pending or threatened before any arbitrator, court or other Governmental Authority involving a payment by the Company or any of its Subsidiaries of a sum in excess of $250,000, other than (A) any Proceeding brought against Parent or Merger Subsidiary arising out of a breach or alleged breach of this Agreement by Parent or Merger Subsidiary, and (B) the settlement of claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts in each case not materially in excess of such reserve); provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on business); provided further Parent’s consent with respect to this clause (xv) shall not be unreasonably withheld or delayed solely with respect to any such Proceeding that is pending; or

(xvi) hire, elect or retain any officer, hire any other employee or retain the services of any consultant, except for prospective employees who have been provided offer letters made available to Parent prior to the date of this Agreement as described in Section 6.01(b)(iii)(A), provided that Parent’s consent with respect to this clause (xvi) shall not be unreasonably withheld or delayed; or

(xvii) authorize, resolve, commit or agree to take any of the foregoing actions.

Section 6.02 Stockholder Meeting; Board Recommendation; Proxy Material;.

(a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable after the date hereof, for the purpose of voting on the matters requiring the Stockholder Approval; provided that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholder Meeting by no more than five (5) Business Days and the Company shall use its reasonable best efforts during such five (5) Business Day period to obtain such a quorum as soon as practicable, and (ii) the Company may delay the Stockholder Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by Applicable Law to comply with any comments made by the SEC with respect to the Proxy Statement or otherwise. Subject to Section 6.03(b), the Company Board shall make the Board Recommendation and use its reasonable best efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all

Applicable Laws applicable to the Stockholder Meeting. Without limiting the generality of the foregoing, the Company shall establish a record date for, call, give notice of, convene and hold the Stockholder Meeting and the matters constituting the Stockholder Approval shall be submitted to the Company’s stockholders at the Stockholder Meeting whether or not (A) an Adverse Recommendation Change shall have occurred, or (B) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.

(b) Except to the extent expressly permitted by Section 6.03(b): (i) the Board of Directors of the Company (as it may be constituted on the date hereof) shall unanimously recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger (the “Board Recommendation”) at the Stockholders’ Meeting; (ii) the Proxy Statement shall include the Board Recommendation; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Board Recommendation.

(c) As promptly as practicable after the date hereof, the Company and Parent shall prepare jointly and the Company shall file with the SEC the Proxy Statement and as soon as practicable thereafter use its reasonable best efforts to mail to its stockholders the Proxy Statement and all other proxy materials for such meeting, and if necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. Subject to Section 6.03(b), the Proxy Statement shall contain the Board Recommendation. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) include in the Company’s written response to such comments any input reasonably proposed by Parent and its counsel, and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC.

Section 6.03 No Solicitation.

(a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, and the Company shall instruct, and cause each applicable Subsidiary, if any, to instruct, each such Representative not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 6.03(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (B) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of Delaware Law, or (C) amend or grant any waiver or release or approve any transaction or redeem any Company Rights under the Company Rights Agreement, except in connection with the transactions contemplated by this Agreement, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal. Subject to

Section 6.03(b), neither the Company Board nor any committee thereof shall fail to make, withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation, or recommend an Acquisition Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the Company Shares within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding the foregoing, prior to the Stockholder Approval, the Company Board, directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board believes in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidential Disclosure Agreement dated as of September 14, 2006 between the Company and Parent (the “Confidentiality Agreement”) and containing additional provisions that expressly permit the Company to comply with the terms of this Section 6.03 (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Parent), (iii) following receipt of and on account of a Superior Proposal, make an Adverse Recommendation Change and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith by a majority vote, after consultation with outside legal counsel to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.03.

(c) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party. In such notice, the Company shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any Third Party that was not previously provided to Parent.

(d) In addition, the Company Board shall not make an Adverse Recommendation Change, unless (i) the Company promptly notifies Parent, in writing at least five (5) Business Days before making an Adverse Recommendation Change, of its intention to take such action with respect to a Superior Proposal, (ii) the

Company attaches to such notice the most current version of such proposed agreement or a detailed summary of all material terms of any such proposal (which version shall be updated on a prompt basis) and the identity of the offeror, and (iii) Parent does not make, within five (5) Business Days after its receipt of that written notification, an offer that is determined by the Company Board in good faith, after consulting with its outside counsel and financial advisor to be at least as favorable to the stockholders of the Company as such Superior Proposal.

Section 6.04 Access to Information. From the date hereof until the Effective Time and subject to the Confidentiality Agreement, the Company shall (i) give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries, (ii) use its reasonable best efforts to furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request (including the work papers of PricewaterhouseCoopers LLP), and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided that the Company may restrict the foregoing access to the extent that any Applicable Law requires the Company to restrict or prohibit access to any such properties or information, or such disclosure would, based on the advice of such party’s counsel, that such disclosure would be reasonably likely to result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

Section 6.05 Notice of Certain Events.

(a) In connection with integration planning with respect to the operation of the business of the Company and its Subsidiaries, subject to Applicable Law, the executive officers of the Company, including but not limited to the Chief Executive Officer of the Company, shall use good faith efforts to consult with Parent on a regular basis, as reasonably requested by Parent, to report material operational developments, material developments with respect to the status of, including without limitation the material adverse modification to, relationships with customers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with the Company and other matters reasonably requested by Parent.

(b) The Company shall promptly notify Parent of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii) any Proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.15 or 4.16, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(iv) any notice or other communication from any Major Customer or Major Supplier that such Major Customer or Major Supplier is terminating its relationship with Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement;

(v) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02(a) not to be satisfied; and

(vi) any failure of the Company to perform its obligations contained in this Agreement that could reasonably be expected to cause the conditions set forth in Section 9.02(b) not to be satisfied.

Section 6.06 Company Rights Agreement. The Company Board shall take all further actions (in addition to those referred to in Section 4.26(b)) reasonably requested by Parent in order to render the Company Rights inapplicable to this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger.

Section 6.07 Termination of 401(k) Plan. Unless otherwise directed in writing by Parent at least five (5) Business Days prior to the Effective Time, the Company will terminate any and all Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent. The Company shall provide Parent evidence that such resolutions to terminate the 401(k) plan(s) of the Company and its Subsidiaries have been adopted by the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. The Company shall also take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request. Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of any such 401(k) Plan, (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination, and (iii) for employer matching contributions (if any) for the period prior to termination.

Section 6.08 FIRPTA Certificate. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445–2(c)(3).

Section 6.09 Product Review. Prior to the Effective Time, the Company shall use commercially reasonable efforts to cooperate with Parent and its Representatives with respect to their review of the Company Software Products and to take actions consistent with those described on Schedule 6.09 hereto; provided that, notwithstanding anything in this Agreement to the contrary, no failure to have satisfied this Section 6.09 prior to the Effective Time shall be deemed to constitute a failure of the condition to the Merger set forth in Section 9.02(b) to be satisfied; provided further that, notwithstanding anything in this Agreement to the contrary, no information arising out of or relating to the matters set forth in this Section 6.09 shall be deemed to constitute a failure of the condition to the Merger set forth in Section 9.02(a) to be satisfied.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01 Obligations of Merger Subsidiary. Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02 Director and Officer Liability.

(a) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (each, an “Indemnified Person”) as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six (6) years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time (including as contemplated by this Agreement) covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof (the “D&O Insurance”); provided that in satisfying its obligation under this Section 7.02(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount per annum the Company paid in respect of its current fiscal year (the “Annual Premium Cap”), which amount is set forth in Section 7.02(b) of the Company Disclosure Schedule; provided further that if such insurance cannot be so maintained or obtained at such cost, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain or obtain as much of such insurance as can be so maintained or obtained at an annual cost equal to the Annual Premium Cap. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance on terms and conditions that are equivalent to those of the D&O Insurance so long as the amount paid for such tail policy does not exceed the Annual Premium Cap. In the event that the Company shall purchase such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.02(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(d) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under the Delaware Law or any other Applicable Laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. The rights of each Indemnified Person under this Section 7.02 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.02 shall not be terminated or modified in such manner as to adversely affect any Indemnified Person to whom this Section 7.02 applies, without the consent of such Indemnified Person.

Section 7.03 Employee Benefits. From and after the Closing Date, with respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue employment with the Surviving Corporation or any Subsidiary of the Surviving Corporation following the Effective Time (“Continuing Employees”), Parent shall cause the service of each such Continuing Employee with the Company and its ERISA Affiliates prior to the Closing Date to be recognized for purposes of eligibility to participate and vesting (but not for any other purpose, including, without limitation, for purposes of benefit accrual or determination of levels of benefits) under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of Parent, the Surviving Corporation or any of their ERISA Affiliates, but not including any sabbatical or equity compensation plans, programs, agreements or arrangements (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date. From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan to the same extent that such pre-existing conditions, waiting periods and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Parent Benefit Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Closing Date (for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, the first sentence of this Section 7.03 shall control) and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year. Effective as of the Closing Date, Parent shall assume (or shall cause any successor to the Company to assume) absolutely and unconditionally the Company’s Executive Retention and Severance Plan, as amended, and the Company’s Vice President Retention and Severance Plan, and shall agree to perform the Company’s obligations under such plans in the same manner and to the same extent as the Company would be required to perform had no such succession taken place.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) attempting to obtain a stay of any applicable order referenced in Section 6.03(b)(iv).

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and Foreign Competition Laws, as defined in Schedule 9.01(c), and (iii) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and Foreign Competition Laws, as defined in Schedule 9.01(c), as soon as practicable.

(c) Each of Parent and the Company shall, subject to Applicable Law, cognizable objections by the relevant agency, and the reasonable confidentiality concerns of each party (i) promptly notify each other party hereto of any written or oral communication to that party or its Affiliates from any Governmental Authority and permit each other party to review in advance any proposed written communication to any Governmental Authority, in each case concerning this Agreement or the transactions contemplated hereby, (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with each other party in advance and, to the extent permitted by such Governmental Authority, gives each other party the opportunity to attend and participate in such meeting, provided that if the Governmental Authority does not permit such participation by the other parties, or if all parties agree that such joint participation would not be advisable, each party shall allow outside counsel for the other parties to attend and participate, and (iii) furnish each other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, concerning this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, prior to any termination of this Agreement pursuant to Article 10, the Company shall provide Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding.

(d) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries without the prior written consent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, any business or assets of Parent, the Company or any of their respective Subsidiaries. Notwithstanding anything to the contrary herein (other than Section 8.01(b)(i) and (ii)), in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any Proceeding, whether judicial or administrative, brought by any Governmental Authority or appeal any Order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages in connection therewith, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking, directly or indirectly, to impose or confirm limitations on the ability of Parent or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any Company Shares or any shares of common stock of the Surviving Corporation, including the right to vote the Company Shares or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, or (iv) seeking to require divestiture by Parent or any of its Affiliates of any Company Shares.

Section 8.02 Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement to obtain any such actions, consents, approvals or waivers.

Section 8.03 Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement, or schedule any such press conference or conference call before such consultation.

Section 8.04 Section 16 Matters. The Company shall take all reasonable steps as may be required to cause the transactions contemplated by Section 2.03(a) and 2.06(a) and any other acquisitions of Parent equity securities or dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the Interpretive Letter dated January 12, 1999, issued by the SEC relating to Rule 16b-3.

Section 8.05 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) the Stockholder Approval shall have been obtained;

(b) no Applicable Law or Order shall prohibit the consummation of the Merger; and

(c) the applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any Foreign Competition Law set forth in Schedule 9.01(c) shall have expired or been terminated, and any affirmative approval of a Governmental Authority required under any Specified Foreign Competition Law shall have been obtained.

Section 9.02 Conditions to the Obligations of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) (i) each of the Specified Company Representations shall be true in all material respects when made or at any time prior to the Effective Time as if made at and as of such time (other than any Specified Company Representation that is made only as of a specified date, which need only to be true in all material respects as of such specified date); (ii) each of the Other Company Representations, disregarding any materiality or Company Material Adverse Effect qualifications contained therein, shall be true when made or at any time prior to the Effective Time as if made at and as such time (other than any Other Company Representations that are made only as of a specified date, which need only to be true as of such specified date); provided that the Other Company Representations shall be deemed true at any time unless the individual or aggregate impact of the failure to be so true of the Other Company Representations would reasonably be expected to have a Company Material Adverse Effect; provided further that each of the Other Company Representations, the breach of which would reasonably be expected to have a material and adverse effect on the business of Parent and its Subsidiaries, taken as a whole, occurring at or following the Effective Time, shall be true in all material respects as of such specified date; and (iii) Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect;

(b) the Company shall have performed in all material respects its obligations under the Agreement, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect;

(c) there shall not be instituted or pending any Proceeding initiated by any Governmental Authority (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or seeking to obtain material damages in connection therewith, (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Affiliates) of all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) seeking, directly or indirectly, to impose or confirm material limitations on the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of any Company Shares or any shares of common stock of the Surviving Corporation, including the right to vote the Company Shares or the shares of common stock of the Surviving Corporation acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates on all matters properly presented to the Company’s stockholders, or (iv) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent’s other Affiliates of any Shares;

(d) there shall not have been any action taken, or any Applicable Law shall have been proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act or any Foreign Competition Law or any requirement for affirmative approval of a Governmental Authority under any Foreign Competition Law, that is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (c) above; and

(e) no change shall have occurred in the business, financial condition, or operations or results of operations of the Company or any of its Subsidiaries that is or is likely to have a Company Material Adverse Effect.

Section 9.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty that is made only as of a specified date, which need only to be true in all material respects as of such specified date), and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect; and

(b) Parent and Merger Subsidiary shall have performed in all material respects their respective obligations under the Agreement, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before October 31, 2007 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date; or

(ii) there shall be any Applicable Law or Order that shall have become final and non-appealable that (A) makes consummation of the Merger illegal or otherwise prohibited, or (B) enjoins consummation of the Merger; or

(iii) the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof);

(c) by Parent:

(i) if an Adverse Recommendation Change shall have occurred;

(ii) if the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 6.03(b)) relating to any Acquisition Proposal;

(iii) if the Company or any of its Representatives shall have willfully and materially breached any of its obligations under Section 6.03; or

(iv) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 9.02(a) or Section 9.02(b), respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.01(c)(iv) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 10.01(c)(iv) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(d) by the Company:

(i) if prior to the Stockholder Approval, the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal with a third party; provided that the Company shall have paid any amounts due pursuant to Section 11.04 in accordance with the terms, and at the times, specified therein; and provided further that in the case of any such termination by the Company, (A) the Company promptly notifies Parent, in writing at least five (5) Business Days prior to such termination, of its intention to terminate this Agreement and to enter into a binding definitive agreement in respect of a Superior Proposal, attaching the then-current version of such proposed definitive agreement, and (B) Parent does not make, within five (5) Business Days after its receipt of that written notification, an offer that is determined by the Company Board in good faith, after consultation with its outside counsel and financial advisor to be at least as favorable to the stockholders of the Company as such Superior Proposal; or

(ii) in the event (A) of a material breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (B) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate in any material respect; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.01(d)(ii) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent or Merger Subsidiary ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Parent or Merger Subsidiary continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.01(d)(ii) if such breach or inaccuracy by Parent or Merger Subsidiary is cured within such thirty (30) calendar day period).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to each other party hereto.

Section 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto; provided that if such termination shall result from the willful failure of any party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by any other party as a result of such failure. The provisions of this Section 10.02 and Sections 11.04, 11.06(b), 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Oracle Corporation
500 Oracle Parkway Redwood City, California 94065
Attention:	General Counsel
Facsimile No.: (650) 633-1813

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue Suite 1100 Palo Alto, California 94301
Attention:	Kenton J. King
Celeste E. Greene
Facsimile No.: (650) 470-4570

if to the Company, to:

Agile Software Corporation
6373 San Ignacio Ave San Jose, CA 95119
Attention:	Carolyn Vanderhorst Aver, Executive Vice President and Chief Financial Officer
Douglas Clark Neilsson, Senior Vice President and General Counsel
Facsimile No.: (408) 284-3608

with a copy to:

O’Melveny & Myers LLP
Embarcadero Center West 275 Battery Street, Suite 2600 San Francisco, California 94111
Attention:	Michael J. Kennedy
Steve L. Camahort
Facsimile No.: (415) 984-8701

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt of transmission by facsimile transmission, or (iii) on the date of confirmation of receipt if delivered by an internationally recognized courier service.

Section 11.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Stockholder Approval without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under Delaware Law unless the required approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that the Company and Parent shall share equally all (i) all fees and expenses, other than attorneys’ and accountants’ fees and expenses (which fees shall be paid for by the party incurring such expense), incurred in relation to the printing, filing and mailing of the Proxy Statement (including any preliminary materials related thereto and the financial statements and exhibits included therein) and any amendments or supplements thereto, and (ii) filing fees payable pursuant to the HSR Act or any Foreign Competition Law.

(b) If this Agreement is terminated pursuant to Section 10.01(c)(i), (ii) or (iii), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $16,400,000 (the “Termination Fee”).

(c) If this Agreement is terminated pursuant to Section 10.01(d)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(d) If this Agreement is terminated pursuant to Section 10.01(b)(i) or 10.01(b)(iii) and (i) prior to such termination (in the case of termination pursuant to Section 10.01(b)(i)) or the Stockholder Meeting (in the case of termination pursuant to Section 10.01(b)(iii)), an Acquisition Proposal shall have been publicly made, and (ii) within twelve (12) months following the date of such termination the Company shall have (A) entered into a definitive agreement with respect to, (B) recommended to its stockholders, or (C) consummated, an Acquisition Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds), within one (1) Business Day after entering into such definitive agreement, making such recommendation, or consummating such transaction, the Termination Fee (it being understood that for all purposes of this clause (d), all references in the definition of Acquisition Proposal to 15% and 85% shall be deemed to be references to 50% instead).

(e) In the event that this Agreement is terminated pursuant to Section 10.01(b)(iii), the Company shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay all of Parent’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, but in no event more than $5,000,000 (the “Parent Expenses”) as directed by Parent in writing; provided that the amount of any payment of the Parent Expenses pursuant to this Section 11.04(e) shall be credited against any obligation of the Company to pay the Company Termination Fee pursuant to Section 11.04(d).

(f) The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 11.04, when due, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid.

(g) In no event shall more than one Termination Fee be payable under Section 11.04(b), Section 11.04(c) and Section 11.04(d).

Section 11.05 Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be reasonably apparent.

Section 11.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Section 7.03 are statements of intent and no employee or other Person (excluding any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto, and no employee or other Person is or is intended to be a third-party beneficiary thereof.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of any of its obligations hereunder.

Section 11.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 11.08 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11 Entire Agreement. This Agreement, together with the Voting Agreement and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AGILE SOFTWARE CORPORATION

By:	/s/ JAY FULCHER
Name: Jay Fulcher
Title: President and Chief Executive Officer

ORACLE CORPORATION

By:	/s/ DANIEL COOPERMAN
Name: Daniel Cooperman
Title: Senior Vice President, General Counsel & Secretary

AQUA ACQUISITION CORPORATION

By:	/s/ BRADY MICKELSEN
Name: Brady Mickelsen
Title: Vice President and Secretary

Annex B

FORM OF VOTING AGREEMENT

VOTING AGREEMENT, dated as of May 15, 2007 (this “Agreement”) between Oracle Corporation, a Delaware corporation (“Parent”), and the individual listed as “Stockholder” on the signature page hereto (“Stockholder”).

WHEREAS, as a condition and inducement to Parent’s and Aqua Acquisition Corporation’s (“Merger Subsidiary”) willingness to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Agile Software Corporation, a Delaware corporation (the “Company”), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.001 per share, of the Company that Stockholder beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) (the “Shares”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

VOTING AGREEMENT; GRANT OF PROXY

Section 1.01 Voting Agreement. Until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms (the “Termination Date”), Stockholder hereby agrees to vote or exercise its right to consent with respect to all Shares that Stockholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement and any action required in furtherance thereof at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Stockholder hereby agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, or (iii) proposal made in opposition to or in competition with consummation of the Merger or the transactions contemplated by the Merger Agreement.

Section 1.02 Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares. The proxy granted by Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 1.01 above. The proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent that:

Section 2.01 Corporation Authorization. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers (corporate and otherwise) of Stockholder and, if applicable, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is married and the Shares and options set forth on the signature page hereto opposite such Stockholder’s name constitute community property under Applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.02 Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Stockholder, if any, (ii) violate any Applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or any of Stockholder’s properties or assets, including, without limitation, the Shares or (iv) result in the imposition of any Lien on any asset of Stockholder, except in the case of (ii) through (iv) as would not reasonably be expected to prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement.

Section 2.03 Ownership of Shares. Stockholder (together with Stockholder’s spouse if Stockholder is married and the Shares and options set forth on the signature page hereto opposite such Stockholder’s name constitute community property under Applicable Law) is the record or beneficial owner of the Shares and options set forth on the signature page hereto opposite such Stockholder’s name, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares, but other than any restrictions on transfer pursuant to applicable securities laws). None of the Shares or options is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares or options.

Section 2.04 Total Shares. Except for the Shares and options set forth on the signature page hereto, as of the date of this Agreement, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.05 Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Stockholder:

Section 3.01 Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 4

COVENANTS OF STOCKHOLDER

Stockholder hereby covenants and agrees that until the Termination Date:

Section 4.01 No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly (except, if Stockholder is an individual, as a result of the death of Stockholder), (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement. Notwithstanding the foregoing, Stockholder may (i) transfer shares to a family member or trust for estate planning purposes provided that, as a condition to such transfer, the transferee agrees in writing to be bound by the terms and provisions of this Agreement, and (ii) in connection with the exercise of any options to purchase Company Common Stock (cashless or otherwise), sell Shares in an amount that is sufficient to (x) satisfy the payment of any tax liability incurred by Stockholder in connection with such exercise and (y) pay the exercise price of such options.

Section 4.02 Other Offers. Stockholder (in Stockholder’s capacity as such), hereby agrees to be bound by the provisions of Section 6.03 of the Merger Agreement.

Section 4.03 Additional Shares. In the event that Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional voting interest with respect to the Company, such voting interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Shares set forth on the signature page hereto will be deemed amended accordingly. Stockholder shall promptly notify Parent of any such event.

Section 4.04 Appraisal Rights. Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

Section 4.05 Actions. Stockholder agrees that it will not (a) bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity (an “Action”), which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) bring or commence any Action that alleges that the execution and delivery of this Agreement by Stockholder, either alone or together with the other voting agreements to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Board of Directors of the Company, breaches any fiduciary duty of the Board of Directors of the Company or any member thereof.

ARTICLE 5

MISCELLANEOUS

Section 5.01 Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 5.02 Further Assurances. Parent and Stockholder (in its capacity as such) will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other may reasonably request and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and all things the other party may reasonably deem proper or advisable under applicable laws and regulations, to carry out the purpose of this Agreement.

Section 5.03 Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the Termination Date.

Section 5.04 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, except as otherwise provided in Section 4.01 Stockholder may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent. Any assignment in violation of this Section 5.05 shall be null and void.

Section 5.06 Governing Law. This Agreement shall be governed by and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 5.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.08 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 5.09 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 5.10 Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 5.11 Action in Stockholder’s Capacity Only. Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company. Stockholder signs this Agreement solely in his or her capacity as a beneficial owner of the Shares and nothing herein shall limit or affect any actions taken in his or her capacity as an officer or director of the Company, including (i) complying with or exercising such Stockholder’s fiduciary duties as a member of the Board of Directors of the Company and (ii) participating in his or her capacity as an officer or director of the Company in discussions or negotiations in accordance with Section 6.03 of the Merger Agreement.

Section 5.12 No Obligation to Exercise Options. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate Stockholder to exercise any option or other right to acquire shares of Company Stock.

Section 5.13 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, to:

Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065
Attention: General Counsel
Facsimile No.: (650) 633-1813

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Suite 1100
Palo Alto, California 94301
Attention:	Kenton J. King
Celeste E. Greene
Facsimile No.: (650) 470-4570; and

if to Stockholder, to: the address for notice set forth on the signature page hereof with a copy to:

Agile Software Corporation
6373 San Ignacio Avenue
San Jose, California 95119
Attention:	Carolyn Vanderhorst Aver, Executive Vice President and Chief Financial Officer Douglas Clark Neilsson, Senior Vice President and General Counsel
Facsimile No.:

All such notices, requests and other communications shall be deemed received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt of transmission by facsimile transmission, or (iii) on the date of confirmation of receipt if delivered by an internationally recognized courier service.

Section 5.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.15 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 5.16 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 5.17 No Ownership Interest. All rights, ownership and economic benefits of and relating to the Shares and options shall remain vested in and belong to Stockholder, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ORACLE CORPORATION

By:
Name:
Title:

STOCKHOLDER:

By:
Name:
Title:

Address for notices:

SPOUSE OF STOCKHOLDER:

Name:

Class of Stock	Shares Owned	Options Owned
Common Stock

ANNEX C

May 15, 2007

The Board of Directors

Agile Software Corporation

6373 San Ignacio Avenue

San Jose, CA 95119

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Agile Software Corporation (the “Company”) of the Merger Consideration (defined below) to be received by such holders, pursuant to the terms and subject to the conditions set forth an Agreement and Plan of Merger, dated as of May 15, 2007 (the “Merger Agreement”), entered into among the Company, Oracle Corporation (“Parent”) and Aqua Acquisition Corporation, a wholly-owned subsidiary of Parent (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into the Company (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”), other than any shares of Company Common Stock held by the Company as treasury stock or owned by Parent or Merger Sub or any of their respective subsidiaries, will be converted into the right to receive $8.10 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Parent concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company that were provided to or discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In connection with our engagement and at the direction of the Company, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

The Board of Directors

Agile Software Corporation

May 15, 2007

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to the Company, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any term, condition or agreement material to our opinion and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon the consummation of the Merger. We and our affiliates in the past have provided, and currently provide, services to the Company and Parent unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, providing advisory services to the Company since March 2006, acting as bookrunner in connection with Parent’s January 2006 $5.75 billion bond offering, acting as senior managing agent and lender in connection with a $5 billion bridge loan to Parent in February 2006 and acting as lender to Parent in connection with its existing $3 billion five-year credit facility. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

The Board of Directors

Agile Software Corporation

May 15, 2007

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

Annex D

DELAWARE GENERAL CORPORATION LAW

§ 262: Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 12, 2007.

Vote by Internet

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Special Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A PROPOSAL -- THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 LISTED BELOW.

1. To adopt the Agreement and Plan of Merger, dated as of May 15, 2007, among Oracle Corporation, a Delaware corporation, Aqua Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Oracle, and Agile Software Corporation.

For Against Abstain

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

B Non-Voting Items

Change of Address -- Please print new address below.

C Authorized Signatures -- This section must be completed for your vote to be counted. -- Date and Sign Below

Please sign exactly as name appears at left. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should give their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. If stock is registered in the names of two or more persons, each should sign. Date (mm/dd/yyyy) -- Please print date below. Signature 1 -- Please keep signature within the box. Signature 2 -- Please keep signature within the box.

C 1234567890 J N T

0 1 A V 0 1 4 1 5 7 1

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<STOCK#> 00QZGB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy -- AGILE SOFTWARE CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 12, 2007

The undersigned hereby appoints Jay Fulcher and Carolyn V. Aver, or each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Agile Software Corporation which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Agile Software Corporation to be held at the corporate headquarters of Agile Software Corporation at 6373 San Ignacio Avenue, San Jose, CA 95119, on Thursday, July 12, 2007, at 10:00 a.m. Pacific Time, and at any and all continuations, postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return in the enclosed return envelope, which is postage prepaid if mailed in the United States.